BRITISH COLUMBIA | StrongerBC

OFFICE OF THE COMPTROLLER GENERAL

PUBLIC ACCOUNTS | 2025/26

Public Accounts

Ministry of Finance
Office of the
Comptroller General

For the Fiscal Year Ended
March 31, 2026

BRITISH
COLUMBIA

National Library of Canada Cataloguing in Publication
Data

British Columbia. Office of the Comptroller General.
         Public accounts for the year ended... - 2000/2001

         Annual.
         Report year ends Mar. 31.
         Continues: British Columbia. Ministry of Finance.
         Public accounts. ISSN 1187-8657.
         ISSN 1499-1659 = Public accounts-British Columbia.
Office of the Comptroller General

         1. British Columbia-Appropriations and
         expenditures-Periodicals. 2. Revenue-British
         Columbia-Periodicals.
         3. Finance, Public-British Columbia-Periodicals. 1.
         British Columbia. Ministry of Finance. 2. Title.

HJ13.B74     352.4'09711'05     C2001–960204–9

August 10, 2026

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2026.

BRENDA BAILEY
Minister of Finance

Ministry of Finance
     Victoria, British Columbia

Honourable Brenda Bailey
Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2026.

Respectfully submitted,

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2025/26

British Columbia's Public Accounts

In accordance with the Budget Transparency and Accountability Act (BTAA), the Public Accounts are a key element of the province's transparency and accountability in reporting its annual operating results and financial position. The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries, Crown corporations and agencies presented on a consolidated basis for the 2025/26 fiscal year against the Budget released in March 2025, and the financial position as of March 31, 2026. The supporting notes and schedules define the accounting policies followed in preparing the province's financial statements and form an integral part of the overall financial picture of the province's financial activities in the fiscal year.

Responsibility for the preparation of the government's financial statements rests with the Office of the Comptroller General. In accordance with section 23.1 of the BTAA, these financial statements are prepared under the generally accepted accounting principles for senior governments in Canada, which are issued by the Public Sector Accounting Board, and are supported by the regulations of Treasury Board.

The application of these standards is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community. Our obligation is to ensure financial reporting meets the accountability requirements of the public within the framework established in legislation.

Producing the Public Accounts requires the teamwork and collaboration of many people across the Government Reporting Entity. The Office of the Auditor General plays an important role in providing assurance over the province's financial statements. I would like to thank everyone for their cooperation and support in preparing the Public Accounts.

Additional information on the government's financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet - website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e-mail at: Comptroller.General@gov.bc.ca; or by telephone at 250-387-6692.

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2025/26

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	29

Summary Financial Statements

Statement of Responsibility for the Consolidated Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Remeasurement Gains and Losses	44
Consolidated Statement of Cash Flow	45
Notes to Consolidated Summary Financial Statements	47
Reporting Entity	91
Consolidated Statement of Financial Position by Sector	94
Consolidated Statement of Operations by Sector	98
Statement of Financial Position for Self-supported Crown Corporations and Agencies	102
Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies	104
Consolidated Statement of Tangible Capital Assets	106
Consolidated Statement of Guaranteed Debt	107
Schedule of Investments	108

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	111
SUCH Statement of Financial Position	114
SUCH Statement of Operations	116
Consolidated Staff Utilization	117

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	121
Statement of Operations	122
Statement of Remeasurement Gains and Losses	123
General Fund Statement of Financial Position	124
General Fund Statement of Operations	125
General Fund Statement of Remeasurement Gains and Losses	126
BC Prosperity Fund Statement of Financial Position	126
BC Prosperity Fund Statement of Operations	126
Statement of Cash Flow	127
Schedule of Net Revenue by Source	129
Schedule of Comparison of Estimated Expenses to Actual Expenses	131
Schedule of Financing Transaction Disbursements	133
Schedule of Write-offs, Extinguishments and Remissions	134

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2025/26

Contents

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	137
Provincial Debt (Unaudited)	138
Change in Provincial Debt (Unaudited)	139
Reconciliation of Summary Financial Statements' Deficit (Surplus) to Change in Taxpayer-supported Debt and Total Debt (Unaudited)	140
Reconciliation of Total Debt to Summary Financial Statements' Debt (Unaudited)	140
Change in Provincial Debt, Comparison to Budget (Unaudited)	141
Interprovincial Comparison of Taxpayer-supported Debt as a Percentage of Gross Domestic Product (Unaudited)	142
Interprovincial Comparison of Taxpayer-supported Debt Service Costs as a Percentage of Revenue (Unaudited)	143
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	145
Summary of Provincial Debt	147
Key Indicators of Provincial Debt	149
Summary of Performance Measures	150

Definitions (Unaudited)	151

Acronyms (Unaudited)	154

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PUBLIC ACCOUNTS 2025/26

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)-this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements-these audited statements have been prepared to disclose the financial impact of the government's activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer-supported Crown corporations and agencies (government organizations), the self-supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)-this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province's financial statements.

Consolidated Revenue Fund Extracts (Unaudited)- the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include statements and schedules of the financial activities of the CRF, as required by statute.

Provincial Debt Summary-this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province's total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

Consolidated Revenue Fund Supplementary Schedules -this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments-this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises-this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

This additional information is available only on the Internet at: http://gov.bc.ca/finance

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PUBLIC ACCOUNTS 2025/26

Legislative Compliance and Accounting Policy Report

The focus of the province's financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province's Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general-purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that "all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles."

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

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PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from page 1 of the Budget and Fiscal Plan 2025/26-2027/28.

Budget and Actual Results 2025/26

		In Millions			Variance
		2025/26			2025/26	2025/26
	2025/26	Updated	2025/26	2024/25	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2024/25
	$	$	$	$	$	$
Revenue	84,003	85,082	86,871	84,046	2,868	2,825
Expense	(94,915)	(94,696)	(94,571)	(91,393)	344	(3,178)
Surplus (deficit) for the year	(10,912)	(9,614)	(7,700)	(7,347)	3,212	(353)

Capital spending:
Taxpayer-supported capital spending	15,374	12,467	11,356	10,379	(4,018)	977
Self-supported capital spending	4,828	4,606	4,319	4,402	(509)	(83)
Total capital spending	20,202	17,073	15,675	14,781	(4,527)	894

Provincial debt:
Taxpayer-supported	118,719	116,540	117,440	99,089	(1,279)	18,351
Self-supported	37,913	37,519	37,355	34,788	(558)	2,567
Total provincial debt	154,632	154,059	154,795	133,877	(1,837)	20,918

Taxpayer-supported debt to GDP ratio	26.7%	26.1%	26.3%	23.2%	(0.4)	3.1

Summary Accounts Surplus (Deficit)

The province ended the year with a deficit of $7,700 million, which was $3,212 million lower than the deficit forecast in the Budget and Fiscal Plan 2025/26-2027/28. The 2025/26 deficit of $7,700 million was $353 million higher than the deficit of $7,347 million in fiscal year 2024/25.

Revenue increased by $2,825 million over fiscal year 2024/25 and was $2,868 million higher than budget. The annual increase in revenue in the current year was mainly due to increases in miscellaneous revenue primarily due to the tobacco settlement.

Expense increased by $3,178 million over fiscal year 2024/25 and was lower than budget by $344 million. The increases in spending in the current year were mainly in the health, general government, debt servicing, and education sectors, offset by a decrease in the natural resource sector.

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Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads totalled $11,356 million in 2025/26, $4,018 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $4,319 million in 2025/26. Self-supported capital spending was $509 million lower than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self-supported Crown corporations, reduced by sinking fund assets and unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2026 exchange rates. This balance is referred to as the total provincial debt.

Taxpayer-supported provincial debt increased by $18,351 million in 2025/26 to fund investments in capital infrastructure and to fund operational spending. Self-supported provincial debt increased by $2,567 million due to an increase in capital infrastructure related to power projects. Total provincial debt increased by $20,918 million compared to the budgeted increase of $22,755 million. The key measure of taxpayer-supported debt to GDP ended the year at 26.3%, which is lower than the forecasted 26.7% in the budget.

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Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Consolidated Statement of Operations, Consolidated Statement of Financial Position and Summary of Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government's finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self-supported Crown corporations, and investment income.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	40,717	49,025	46,296	49,446	49,465
Contributions from federal government	11,980	12,527	13,734	14,307	14,533
Fees and licences	4,601	4,936	5,267	5,468	5,338
Miscellaneous	3,910	4,445	4,988	5,460	8,332
Net earnings of self-supported Crown corporations and agencies	5,494	3,426	4,477	4,790	4,688
Natural resources	4,383	6,117	3,143	2,416	2,497
Investment income	1,306	1,314	1,718	2,159	2,018
Total revenue	72,391	81,790	79,623	84,046	86,871

2021/22 to 2025/26
Provincial revenues increased by $2,825 million in 2025/26. The increase in provincial revenue was primarily due to an increase in miscellaneous of $2,872 million, contributions from the federal government of $226 million, natural resources of $81 million, and taxation of $19 million. These increases were partly offset by decreases in investment income of $141 million, fees and licences of $130 million, and net earnings from self-supported Crown corporations of $102 million.

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PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

In 2025/26, taxation revenue increased by $19 million. Personal and corporate income tax revenue increased by $2,070 million (8.2%) primarily due to increased tax rates for personal income tax and an increased tax base for corporate income tax, provincial sales tax increased $473 million (4.6%) due to higher household spending, property transfer tax decreased $324 million (16.2%) due to a lower number of housing sales, carbon tax decreased $2,355 million (90.4%) due to the elimination of the consumer carbon tax, and other taxation revenues increased by $155 million (1.7%), mainly from increases in property tax and fuel tax partly offset by decreases to employer health tax and tobacco tax.

Contributions from the federal government were $226 million higher than 2024/25 primarily due to increases to the health and social transfers of $283 million.

Miscellaneous revenue was $2,872 million higher than 2024/25 primarily due to British Columbia's share of the tobacco settlement against tobacco companies of $2,561 million.

The net earnings of self-supported Crown corporations and agencies were $102 million lower than 2024/25 mainly from decreased earnings of $133 million in the Insurance Corporation of British Columbia primarily due to increased legal-based claims, $89 million decrease for British Columbia Liquor Distribution Branch due to decreased liquor sales, $29 million decrease for British Columbia Lottery Corporation due to increased costs for slot and table games, partly offset by a $134 million increase for British Columbia Hydro and Power Authority due to increased domestic sales.

Natural resources revenues were $81 million higher than 2024/25, reflecting higher natural gas and petroleum prices.

Own-source Revenue to GDP	2021/22 to 2025/26

          The ratio of own-source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resources revenue, earnings of self-supported Crown corporations and user fees and licences (own-source revenue is all revenue except for federal transfers).

Own-source revenue to GDP has remained stable over the past five years, ending the year at 16.2%.

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PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Percentage Change in Revenue	2021/22 to 2025/26

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2021/22, total revenue has increased in relation with the increase in GDP. Taxation revenue has increased in the year due to higher personal and corporate taxes as well as an increase for provincial sales tax. Contributions from the federal government increased in the year due to increased funding for health and child care programs. Fees and licences decreased in the year primarily due to tuition revenue at post-secondary institutions. Natural resources revenue has decreased due to prices of natural gas, coal and petroleum.

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PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Natural Resources Revenue	2021/22 to 2025/26

          The chart of natural resources revenue by source explains past trends of natural resources revenue in total and by major category.

          Petroleum, natural gas and mineral revenues increased by $63 million from 2024/25. These categories of natural resources revenue account for 49.1% of natural resources revenue compared to 48.1% in 2024/25.

          Forestry revenue increased by $4 million in 2025/26. The proportion of natural resources revenue derived from forestry decreased to 20.7% in 2025/26 from 21.3% in 2024/25.

Water and other resource revenues increased by $14 million in the year. They comprise 30.2% of provincial natural resources revenue.

Government-to-Government Transfers to
Total Revenue	2021/22 to 2025/26

The ratio of government-to-government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less reliance.

Federal transfers increased in 2025/26 by $226 million. The ratio of federal contributions to total revenue decreased to 16.7% due to total revenue increasing $2,825 million over the prior year.

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PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government's spending on the economy, the government's allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada's Canadian Classification of Functions of Government. The province uses the following functions: health, education, social services, other, interest, natural resources and economic development, transportation, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province's total operating costs.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	27,591	30,322	34,863	38,182	40,185
Education	15,803	16,993	18,479	19,609	20,119
Social services	7,268	9,652	9,284	10,922	10,780
Other	3,082	5,736	4,215	4,022	4,022
Interest	2,742	2,719	3,292	4,245	4,898
Natural resources and economic development	5,213	6,284	6,704	6,165	5,274
Transportation	4,453	3,320	2,379	2,933	2,714
Protection of persons and property	2,937	3,483	3,101	3,183	3,375
General government	2,040	2,325	2,341	2,132	3,204
Total expense	71,129	80,834	84,658	91,393	94,571

2021/22 to 2025/26

Government spending on programs and services increased by $3,178 million in 2025/26.

The province increased spending on the health sector by $2,003 million (5.3%), the general government sector by $1,072 million (50.3%), the debt servicing sector by $653 million (15.4%), the education sector by $510 million (2.6%), and the protection sector $192 million (6.0%). Spending in the natural resources and economic development sector decreased $891 million (14.5%), the transportation sector decreased $219 million (7.5%), and spending in the social services sector decreased by $142 million (1.3%) over 2024/25.

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PUBLIC ACCOUNTS 2025/26

 Financial Statement Discussion and Analysis Report

In 2025/26, provincial operating expenses were $94,571 million, a $3,178 million (3.5%) increase from 2024/25. Program spending has increased by $23,442 million (33.0%) since 2021/22. This is compared to increases in GDP of 28.5% over the same period.

Expense to GDP	2021/22 to 2025/26

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 21.4% to 21.2% in 2025/26, reflecting decreased spending when compared to growth in GDP.

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Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2024/25 to 2025/26

		In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2024/25 (Deficit)	84,046	91,393	(7,347)
Increase in miscellaneous revenue	2,872		2,872
Increase in contributions from the federal government	226		226
Decrease in net earnings of self-supported Crown corporations and agencies	(102)		(102)
Decrease in other revenues	(171)		(171)
Increase in health spending		2,003	(2,003)
Increase in general government spending		1,072	(1,072)
Increase in debt servicing spending		653	(653)
Increase in education spending		510	(510)
Decrease in other program spending		(169)	169
Decrease in natural resources and economic development spending		(891)	891
Subtotal of changes in actual results	2,825	3,178	(353)
	86,871	94,571

2025/26 (Deficit)			(7,700)

2024/25 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			(8,560)
2025/26 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			(16,260)
Effect of remeasurement gains (losses)			(862)
2025/26 Accumulated Surplus (Deficit			(17,122)

The year over year increase in total revenue of $2,825 million, and the increase in total expense of $3,178 million, resulted in a deficit that was $353 million more than the 2024/25 deficit. Accumulated surplus (deficit), including remeasurement gains and losses, changed from $(10,010) million in 2024/25 to $(17,122) million at the end of 2025/26.

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Financial Statement Discussion and Analysis Report

Changes from 2025/26 Budget

		In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
(Deficit) per 2025/26 Budget	84,003	94,915	(10,912)
Increased miscellaneous revenue	3,400		3,400
Increased net earnings of self-supported Crown corporations and agencies	677		677
Increased other revenues	35		35
Decreased natural resources revenue	(500)		(500)
Decreased contributions from the federal government	(744)		(744)
Increased general government spending		1,140	(1,140)
Increased health spending		1,138	(1,138)
Increased natural resources and economic development spending		707	(707)
Increased protection spending		703	(703)
Decreased social services spending		(556)	556
Decreased other spending		(3,476)	3,476
Subtotal of changes in actual results compared to budget	2,868	(344)	3,212
Actual Results	86,871	94,571	(7,700)

Revenue was $2,868 million (3.4%) higher than the budgeted amount of $84,003 million and expenses were $344 million (0.4%) lower than the budgeted amount of $94,915 million.

Net Liabilities and Accumulated Surplus (Deficit)

In accordance with Canadian generally accepted accounting principles, the government's Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government's overall financial position and the future revenue required to pay for past transactions and events.

		In Millions		Variance
				2025/26	2025/26
	2025/26	2025/26	2024/25	Budget	vs
	Budget	Actual	Actual	to Actual	2024/25
	$	$	$	$	$
Financial assets	85,067	95,998	88,536	10,931	7,462
Less: liabilities	(196,815)	(198,438)	(175,842)	(1,623)	(22,596)
Net Liabilities	(111,748)	(102,440)	(87,306)	9,308	(15,134)
Less: non-financial assets	90,080	85,318	77,296	(4,762)	8,022
Accumulated surplus (deficit)	(21,668)	(17,122)	(10,010)	4,546	(7,112)

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 Financial Statement Discussion and Analysis Report

The accumulated surplus (deficit) represents the sum of the current and prior years' operating results, and accumulated changes in unrealized remeasurement gain (loss). At March 31, 2026, the accumulated surplus (deficit) was $(17,122) million.

Financial assets were $7,462 million higher than 2024/25 as the result of increases in equity in self-supported Crown corporations and agencies of $2,316 million, loans for the purchase of assets recoverable from agencies of $2,094 million, and $3,593 million in other financial assets, offset by a decrease in cash and cash equivalents and temporary investments of $541 million.

Liabilities increased by $22,596 million from 2024/25. This increase was the result of an increase of $18,034 million in taxpayer-supported debt, an increase in self-supported debt of $2,098 million, an increase in deferred revenue of $1,181 million, and an increase of $1,283 million in other liabilities.

Non-financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non-financial assets increased by $8,022 million over 2024/25 representing government's investment in current year infrastructure spending.

Accumulated Surplus (Deficit)	2021/22 to 2025/26

The accumulated surplus (deficit) represents current and all prior years' operating results. In 2025/26, the province had an accumulated surplus (deficit) of $(17,122) million, a change of $7,112 million from 2024/25.

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 Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	7,142	8,247	6,768	13,341	12,800
Equity in self-supported Crown corporations and agencies	12,426	12,926	14,677	16,985	19,301
Loans, advances and mortgages receivable	4,199	4,763	5,359	5,826	6,519
Loans for the purchase of assets, recoverable from agencies	27,218	28,037	30,572	33,577	35,671
Other financial assets	13,420	14,832	17,189	18,807	21,707
Total financial assets	64,405	68,805	74,565	88,536	95,998

In 2025/26, financial assets increased by $7,462 million primarily due to an increase in equity in self-supported Crown corporations and agencies of $2,316 million, and an increase in recoverable capital loans of $2,094 million for investments in power projects, partly offset by a decrease in cash, cash equivalents, and temporary investments of $541 million. The remaining financial assets including receivables, other investments, and derivative financial instruments increased by $3,593 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer-supported debt	62,565	60,518	76,002	101,529	119,563
Self-supported debt	27,209	28,332	30,969	33,705	35,803
Total financial statement debt	89,774	88,850	106,971	135,234	155,366
Accounts payable and other liabilities	18,490	25,376	23,769	24,395	25,678
Deferred revenue	12,815	14,518	15,082	16,213	17,394
Total liabilities	121,079	128,744	145,822	175,842	198,438

In 2025/26, total liabilities increased by $22,596 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer-supported financial statement debt increased by $18,034 million and self-supported financial statement debt increased by $2,098 million. Information relating to the government's debt management can be found in more detail in the analysis of the total provincial debt on page 26. Deferred revenue increased by $1,181 million and accounts payable and other liabilities increased by $1,283 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

PROVINCE OF BRITISH COLUMBIA	23
PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Non-financial Assets

Trend analysis of non-financial assets provides users with information to assess the management of a government's infrastructure and long-term non-financial assets.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	56,142	59,818	65,583	72,736	80,579
Other non-financial assets	3,938	3,571	4,053	4,560	4,739
Total non-financial assets	60,080	63,389	69,636	77,296	85,318

Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non-financial assets typically represent resources that government can use in the future to provide services. At March 31, 2026, non-financial assets were $85,318 million which was $8,022 million higher than 2024/25 and $25,238 million higher than fiscal 2021/22. The majority of the province's non-financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure by $7,843 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the annual surplus (deficit). They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Tangible Capital Assets	2021/22 to 2025/26

This measure shows the impact of net changes to the government's stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $7,843 million in 2025/26, and $27,718 million since the start of fiscal 2021/22. Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

24	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus (Deficit)

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	64,405	68,805	74,565	88,536	95,998
Less: liabilities	(121,079)	(128,744)	(145,822)	(175,842)	(198,438)
Net liabilities	(56,674)	(59,939)	(71,257)	(87,306)	(102,440)
Less: non-financial assets	60,080	63,389	69,636	77,296	85,318
Accumulated surplus (deficit)	3,406	3,450	(1,621)	(10,010)	(17,122)

Net liabilities increased by $15,134 million in 2025/26. Liabilities include deferred revenue of $17,394 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

In the year, the financial measure of net liabilities has increased more than the increase in investments in infrastructure, resulting in a decrease in accumulated surplus (deficit). The accumulated surplus (deficit) of the province was $(17,122) million at the end of 2025/26, indicating that the cumulative result of all past annual surpluses and deficits is negative.

Non-financial Assets as a Portion of Liabilities	2021/22 to 2025/26

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non-financial assets and net liabilities has steadily decreased.

PROVINCE OF BRITISH COLUMBIA	25
PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP	2021/22 to 2025/26

The net liabilities to GDP ratio provides an indication of the province's ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The trend toward increased net liabilities to GDP reflects the ongoing impacts from increased borrowing to fund investments in capital infrastructure and to fund operational spending during 2025/26. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP	2021/22 to 2025/26

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province's financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect increased spending in the health and education sectors due to wage and staffing increases, and increases in debt servicing due to higher interest costs due to increased debt levels.

26	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long-term liabilities and the government's ability to meet future debt obligations.

			In Millions

	2021/22	2022/23	2023/24	2024/25	2025/26
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Total financial statement debt	89,774	88,850	106,971	135,234	155,366
Less: sinking fund assets	(510)	(521)	(491)	(562)	(364)
Third party guarantees and non-guaranteed debt	1,402	1,523	1,476	1,639	1,804
Foreign exchange adjustments		(472)	(494)	(2,434)	(2,011)
Total provincial debt	90,666	89,380	107,462	133,877	154,795

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self-supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $571 million lower than the amounts reported in the province's financial statements. Total provincial debt includes deductions for sinking funds held to pay down the debt, unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2026 exchange rates, and includes guaranteed debt and the debt of self-supported Crown corporations.

Total provincial debt increased by $20,918 million in 2025/26 due to increased borrowing required to fund investments in capital infrastructure and to fund operational spending. Taxpayer-supported debt increased by $18,351 million, including increases for government direct operating debt of $8,911 million, BC Transportation Financing Authority by $3,674 million, the health sector by $2,492 million, the education sector by $1,846 million, and other taxpayer-supported corporations and agencies by $1,428 million. The debt of self-supported Crown corporations and agencies increased $2,567 million for mainly investments in power projects.

Taxpayer-supported debt to GDP	2021/22 to 2025/26

The ratio of taxpayer-supported debt to GDP is a key measure used by financial analysts and investors to assess a province's ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2025/26, taxpayer-supported debt to GDP was 26.3%, which was lower than the budgeted 26.7%. This is an increase from 2024/25 to fund investments in capital infrastructure and to fund operational spending.

PROVINCE OF BRITISH COLUMBIA	27
PUBLIC ACCOUNTS 2025/26

 Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province's fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2025/26, Moody's Investors Service Inc. gave the province a Aa2 credit rating (2025: Aaa); Standard and Poor's gave the province a AA- credit rating (2025: AA-); and Dominion Bond Rating Service gave the province a AA (high) credit rating (2025: AA(high)).

Credit Ratings March 31, 2026

Rating Agency[1]
	Moody's Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor's	Rating Service
British Columbia[2]	Aa2	AA-	AA (high)
Alberta	Aa2	AA-	AA
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	AA-	AA
Quebec	Aa2	A+	AA (low)
New Brunswick	Aa1	A+	A (high)
Nova Scotia	Aa2	A+	A (high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A
Canada	Aaa	AAA	AAA

___________________________

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "-", and "+" modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

2 In April 2026, British Columbia's credit ratings were updated to A by Standard and Poor's and to AA by Dominion Bond Rating Service.

A more comprehensive overview of provincial debt, including key debt indicators, is located on pages 137-150.

Public Debt Charges to Revenue (the Interest Bite)	2021/22 to 2025/26

The public debt charges to revenue indicator is often referred to as the "interest bite". This provides users with the percentage of provincial revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has increased over the last five years. In 2025/26, the province spent 4.7 cents of each revenue dollar on interest on the provincial taxpayer-supported debt.

28	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Financial Statement Discussion and Analysis Report

Non-Hedged Foreign Currency Debt to Total Provincial Debt	2021/22 to 2025/26

The ratio of non-hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government's public debt position to swings in exchange rates.

Non-hedged foreign currency debt directly offset by instruments in the same foreign currency are considered "natural hedges". These amounts are excluded from the ratio.

In 2025/26, the province had the equivalent of CAD $95 million in non-hedged debt.

PROVINCE OF BRITISH COLUMBIA	29
PUBLIC ACCOUNTS 2025/26

 Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia's economy expanded by 2.0% in the 2025 calendar year, following 1.2% growth in 2024 according to preliminary GDP by industry data from Statistics Canada. In 2025, B.C.'s economic growth ranked 6th (tied with New Brunswick) among the provinces and exceeded the national average of 1.6%. Statistics Canada's estimate for B.C. real GDP, which incorporates updated underlying economic data, is 0.5 percentage points above government's Budget 2026 estimate of 1.5% growth in 2025.

Real Gross Domestic Product in Calendar Year 2025	Provincial Comparison

Economic growth in 2025 was driven by B.C.'s service-producing sector, with moderate contributions from goods-producing industries after contracting in 2024.

Among industries, B.C.'s economic growth in 2025 was led by real estate and rental and leasing (up 2.2%); health care and social assistance services (up 3.5%); mining, quarrying, and oil and gas extraction(up 6.2%); and construction (up 3.0%). Meanwhile, the largest annual declines were reported in administrative and support, waste management and remediation services (down 1.4%) and manufacturing (down 0.5%).

Unemployment Rate	2021 to 2025

British Columbia's annual unemployment rate was 6.2% in 2025, compared with 5.6% in 2024 as labour force gains outpaced job gains. In 2025, B.C.'s unemployment rate remained below the national unemployment rate of 6.8%. Total employment in B.C. rose by 1.1% (increase of 32,200 jobs) and B.C.'s labour force expanded by 1.8%. Meanwhile, employee compensation (aggregate wages, salaries and employers' social contributions) grew by 3.1% in 2025.

30	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government's main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

• assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

• the outcome of litigation, arbitration, and negotiations with third parties;

• potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

• utilization rates for government services such as health care, children and family services, and income assistance;

• exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

• changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
Variable	Increase Of	Annual Fiscal Impact
		($ millions)
Nominal GDP	1%	$300 to $500
Lumber prices (US$/thousand board feet)	$50	$40 to $60[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$150 to $250[2]
US exchange rate (US cents/Cdn$)	1 cent	($50) to ($90)
Interest rates	1 percentage point	($271)
Debt	$500 million	($18) to ($21)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia's position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets.

Risk management in relation to debt is discussed in Note 20 on page 71 of the Notes to the Consolidated Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Statement of Responsibility
for the Consolidated Summary Financial Statements
of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of these consolidated Summary Financial Statements for the Government of the Province of British Columbia rests with the government. These consolidated Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfil its accounting and reporting responsibilities, the government maintains systems of financial management and internal control which give due consideration to costs, benefits and risks. These systems are designed to provide reasonable assurance that transactions are properly authorized by the Legislative  Assembly, are executed in accordance with prescribed regulations and are properly recorded to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration.

The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized summary record of government's financial transactions. Additional information is obtained as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements. The information included in these consolidated Summary Financial Statements is based on management's best estimates and judgement, with due consideration given to materiality.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the consolidated Summary Financial Statements are tabled or deposited with the Legislative Assembly as part of the Public Accounts.

Approved on behalf of the Government of the Province of British Columbia:

BRENDA BAILEY

Chair, Treasury Board

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Independent Auditor's Report

To the Legislative Assembly of British Columbia

Qualified Opinion

I have audited the accompanying consolidated Summary Financial Statements of the Government of the Province of British Columbia ("government"), using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA, is responsible for this audit and its performance. The consolidated Summary Financial Statements of government comprise the consolidated statement of financial position as at March 31, 2026, and the consolidated statements of operations, change in net liabilities, remeasurement gains and losses and cash flow for the year then ended, notes to the consolidated Summary Financial Statements including a summary of significant accounting policies, and supplementary statements to the consolidated Summary Financial Statements.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the consolidated Summary Financial Statements present fairly, in all material respects, the financial position of government as at March 31, 2026, and the results of its operations, change in its net liabilities, remeasurement gains and losses, and its cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Qualified Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Summary Financial Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the consolidated Summary Financial Statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

Deferral of Revenues

Government's accounting treatment for funds received from other governments, and for externally restricted funds received from non-government sources, is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian public sector accounting standards, government's method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such government's method of accounting for those contributions represents a departure from Canadian public sector accounting standards.

This departure has existed since the inception of the standard in 2012. As of March 31, 2026, the liability for deferred revenue is overstated by $10.76 billion, the annual deficit and the accumulated deficit are overstated by $10.76 billion, and revenue is understated by $10.76 billion. This represents the cumulative impact of this departure over time. Of this cumulative amount, $0.91 billion represents the understatement of revenue and corresponding overstatement of annual deficit in the current fiscal year.

Legislative Assembly of British Columbia	Independent Auditor's Report

Incomplete Contractual Obligations Disclosure

Canadian public sector accounting standards require disclosure of contractual obligations that commit government to certain expenditures for a considerable period into the future. This enables financial statement users to understand the nature and extent to which government's resources are already committed to meet future obligations.

The consolidated Summary Financial Statements did not provide all of the required disclosures. Certain larger contracts, along with many contracts below the $50 million threshold set by government, were not disclosed in Note 28 - Contingent Liabilities and Contractual Obligations. In my opinion, the cumulative impact of excluding these disclosures represents a departure from Canadian public sector accounting standards.

The following table is based on historical information and management's records. It sets out the estimated effect of government's departure from the standards.

	In Millions
	2027 $	2028 $	2029 $	2030 $	2031 $	2032 and beyond $	Total $
Understatement of Contractual Obligations	1,880	1,204	870	697	588	1,829	7,068

Key Audit Matters

Key audit matters are those that, in my professional judgment, were of most significance in my audit of the consolidated Summary Financial Statements of the current period. These matters were addressed in the context of my audit of the consolidated Summary Financial Statements as a whole and in forming my opinion thereon and I do not provide a separate opinion on these matters. In addition to the matters described in the Basis for Qualified Opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

Estimate of Personal and Corporate Income Tax Revenue

Personal and corporate income tax revenues are two of government's largest taxation revenue streams, estimated to be more than $19.4 billion and $7.9 billion, respectively, for the fiscal year ended March 31, 2026. These amounts are disclosed in Note 29 - Taxation Revenue, with more information in Note 2 - Measurement Uncertainty.

Personal and corporate income tax revenue reported in a fiscal year reflects management's estimate of income tax from two calendar years. For the fiscal year ending March 31, 2026, government recorded nine months of revenue for calendar year 2025 and three months of revenue for calendar year 2026. However, tax assessments for calendar year 2025 will not be finalized until calendar year 2027, and 2026 tax assessments will not be finalized until calendar year 2028.

As a result of this time lag, final income tax revenue figures cannot be determined until at least 21 months after the end of government's fiscal year. Government is therefore required to estimate revenue based on the best information available at the time of its financial reporting. As disclosed in Note 2 - Measurement Uncertainty, personal and corporate income tax revenue can change as a result of tax assessments and reassessments.

Legislative Assembly of British Columbia	Independent Auditor's Report

Government reported that personal income tax revenue could be lower by $400 million or higher by $800 million, and the reported corporate income tax revenue could be lower by $150 million or higher by $400 million.

Because both estimates are complex and include several inputs and assumptions, they have been identified as a key audit matter.

Audit work to address this key audit matter included:

• assessing the appropriateness of the methods used to make the estimates;

• performing a retrospective review to evaluate the accuracy of the models;

• ensuring the underlying data supporting management's estimates were correct;

• testing the accuracy of management's calculations supporting the estimates and developing range estimates by incorporating information from the June tax sharing statements prepared by the Canada Revenue Agency to assess against management's estimates;

• a review of the estimates for indications of management bias;

• an evaluation of the quality of the measurement uncertainty disclosure in the consolidated Summary Financial Statements; and

• obtaining written representations from management related to the estimates.

An auditor's specialist was engaged to assist with the audit of these complex estimates.

Financial Instruments

Government's financial instruments, as described in Note 1(d) - Specific Accounting Policies, include cash, receivables, investments, payables, debt, and derivative instruments such as interest rate swaps and currency swaps.

Government has more than $155 billion in long-term debt. It hedges the risks related to debt borrowing by using derivative instruments that can be difficult to measure and can expose government to risks.

Key disclosures relating to government's financial instruments, such as the value of government investments ($8.8 billion), distinguish between three categories of fair value measurement, as indicated in the supplementary statement Schedule of Investments.

Government also discloses the risk exposure associated with its use of financial instruments, including disclosures relating to liquidity risk, interest rate risk, foreign exchange risk, credit risk, and other market risks, as disclosed in Note 20 - Risk Management and Derivative Financial Instruments.

The measurement and disclosure of financial instruments is complex and involves significant judgments and estimates. There are also extensive disclosure requirements on the risks associated with government's use of these instruments. As a result, the accounting for financial instruments has been identified as a key audit matter.

Audit work to address this key audit matter included:

• assessing government's accounting policy for compliance with the standards;

• evaluating the completeness of the scoped in financial instruments;

• assessing the appropriateness of government's methodology, data, and assumptions to value derivative financial instruments;

• assessing significant contracts for embedded derivatives;

• reviewing documents to assess the appropriateness of the statement of remeasurement gains and losses; and

• evaluating the presentation and disclosure of financial instruments in accordance with the requirements of Canadian public sector accounting standards.

An auditor's specialist was engaged to assist with the audit of fair values of the derivative financial instruments.

Legislative Assembly of British Columbia	Independent Auditor's Report

Valuation of Plan Assets and Pension Benefits for Pension Plans

Government participates in four jointly trusteed pension plans that include a joint defined benefit component for most B.C. public servants. The plan assets and accrued benefit obligations of the plans are estimated at $138 billion and $113 billion, respectively, as disclosed in Note 17 - Employee Pension Plans.

Pension plan accounting values plan assets at market-related value for funded plans. Market-related value is derived from the fair value of plan assets reported in the pension plan financial statements. When observable market data is not available for investments, estimates of fair value are required and involve significant management judgment.

Government relies on a third-party actuarial specialist to estimate the accrued benefit obligation and other information for financial statement note disclosures. These calculations rely on management's assumptions for significant economic and demographic assumptions.

Valuing pension benefits is complex, requiring significant judgement and estimates. Given the magnitude of the accrued benefit obligation, small changes to long-term assumptions can have material impacts on the liability or asset, and expenses. As a result, pension plan accounting has been identified as a key audit matter.

Audit work to address this key audit matter included:

• performing procedures to rely on the pension plan auditor's reports for the plan assets used in the estimates, as well as their work over the data provided by management to the actuary for making the estimate;

• assessing the qualifications of management's actuarial expert;

• gaining an understanding of the assumptions and methods used by the actuary in determining the accrued benefit obligation for pension benefits;

• obtaining the actuarial report, audited pension plan financial statements, and other supporting documentation to test management's assumptions, calculations, and journal entries for pension accounting; and

• evaluating the presentation and disclosure of pension plans in accordance with the requirements of Canadian public sector accounting standards.

Other Accompanying Information

Government is responsible for the information they report in the annual Public Accounts. My opinion on the consolidated Summary Financial Statements does not cover other information included in the annual Public Accounts that accompanies the consolidated Summary Financial Statements and, except for my independent auditor's report on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated Summary Financial Statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated Summary Financial Statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor's report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor's report.

As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in government's accounting for deferral of revenues. I have concluded that the other information within the Public Accounts that is affected by this departure from Canadian public sector accounting standards is materially misstated for the same reason as the consolidated Summary Financial Statements.

Legislative Assembly of British Columbia	Independent Auditor's Report

Responsibilities of the Comptroller General and Treasury Board for the Consolidated Summary Financial Statements

The Comptroller General of British Columbia (comptroller general) is responsible for the preparation and fair presentation of the consolidated Summary Financial Statements in accordance with the Budget Transparency and Accountability Act, and for such internal control as the comptroller general determines is necessary to enable the preparation of the consolidated Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated Summary Financial Statements, the comptroller general is responsible for assessing government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when government will continue its operations for the foreseeable future.

As those charged with governance, the Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies.

Auditor's Responsibilities for the Audit of the Consolidated Summary Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion in accordance with generally accepted accounting principles, being Canadian public sector accounting standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

• Identify and assess the risks of material misstatement of the consolidated Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of government's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the comptroller general.

• Conclude on the appropriateness of the comptroller general's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated Summary Financial Statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause government to cease to continue as a going concern.

• Evaluate the overall presentation, structure, and content of the consolidated Summary Financial Statements, including the disclosures, and whether the consolidated Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the consolidated Summary Financial Statements is a group audit engagement. As such, I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated Summary Financial Statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

Legislative Assembly of British Columbia	Independent Auditor's Report

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence and communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the consolidated Summary Financial Statements of the current period and are therefore the key audit matters. I describe these matters in my auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

In accordance with the Auditor General Act, I am responsible for the independent opinion on the consolidated Summary Financial Statements of the Government of the Province of British Columbia completed by my office.

Bridget Parrish, CPA, CA
Auditor General of British Columbia

Victoria, British Columbia
July 30, 2026

PROVINCE OF BRITISH COLUMBIA	41
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Statement of Financial Position
as at March 31, 2026

		In Millions
	Note	2026	2025
Financial Assets		$	$
Cash and cash equivalents		12,314	12,816
Temporary investments		486	525
Accounts receivable	3	10,239	8,340
Inventories for resale	4	160	136
Due from other governments	5	3,722	3,002
Due from self-supported Crown corporations and agencies	6	453	500
Equity in self-supported Crown corporations and agencies	7	19,301	16,985
Loans, advances and mortgages receivable	8	6,519	5,826
Other investments	9	5,361	5,058
Sinking fund investments	10	364	562
Derivative financial instruments	20	1,408	1,209
Loans for purchase of assets, recoverable from agencies	11	35,671	33,577
		95,998	88,536
Liabilities
Accounts payable and accrued liabilities	12	18,894	17,828
Employee future benefits	13	3,961	3,741
Due to other governments	14	998	844
Due to Crown corporations, agencies and trust funds	15	676	665
Deferred revenue	16	17,394	16,213
Taxpayer-supported debt	18	119,563	101,529
Self-supported debt	19	35,803	33,705
Derivative financial instruments	20	1,149	1,317
		198,438	175,842
Net assets (liabilities)	21	(102,440)	(87,306)

Non-financial Assets
Tangible capital assets	22	80,579	72,736
Restricted assets	23	2,569	2,464
Prepaid program costs	24	1,480	1,396
Other assets	25	690	700
		85,318	77,296
Accumulated surplus (deficit)	26	(17,122)	(10,010)

Measurement uncertainty	2
Employee pension plans	17
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

NICOLE WRIGHT
Comptroller General

42	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2026

		In Millions
	2026		2025
	Estimates	Actual	Actual
	(Note 34)
Revenue	$	$	$
Taxation (Note 29)	49,699	49,465	49,446
Contributions from the federal government	15,277	14,533	14,307
Fees and licences	5,272	5,338	5,468
Miscellaneous	4,932	8,332	5,460
Net earnings of self-supported Crown corporations and agencies (Note 7)	4,011	4,688	4,790
Natural resources (Note 30)	2,997	2,497	2,416
Investment income	1,815	2,018	2,159
	84,003	86,871	84,046
Expense (Note 31)
Health	39,047	40,185	38,182
Education	19,849	20,119	19,609
Social services	11,336	10,780	10,922
Other	7,423	4,022	4,022
Interest	5,060	4,898	4,245
Natural resources and economic development	4,567	5,274	6,165
Transportation	2,897	2,714	2,933
Protection of persons and property	2,672	3,375	3,183
General government	2,064	3,204	2,132
	94,915	94,571	91,393

Surplus (deficit) for the year	(10,912)	(7,700)	(7,347)

Accumulated surplus (deficit)-beginning of year (Note 26)		(8,560)	(1,213)
Net remeasurement gains (losses)		(862)	(1,450)
Accumulated surplus (deficit)-end of year		(17,122)	(10,010)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	43
PUBLIC ACCOUNTS 2025/26

 Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2026

		In Millions
	2026		2025
	Estimates[1]	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(10,912)	(7,700)	(7,347)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(15,374)	(11,356)	(10,379)
(Gain) or loss on sale of tangible capital assets	(23)	5	3
Amortization of tangible capital assets	3,283	3,385	3,176
Disposals and valuation adjustments	76	123	47
	(12,038)	(7,843)	(7,153)
Effect of change in:
Restricted assets	(73)	(105)	(112)
Prepaid program costs	(5)	(84)	(163)
Other assets		10	(232)
	(78)	(179)	(507)
Effect of self-supported Crown corporations' and agencies' other comprehensive income		78	27
Effect of net remeasurement gains and (losses)		510	(1,069)
(Increase) in net liabilities	(23,028)	(15,134)	(16,049)
Net (liabilities)-beginning of year	(88,720)	(87,306)	(71,257)
Net (liabilities)-end of year (Note 21)	(111,748)	(102,440)	(87,306)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

____________________

1The estimates amounts are from pages 154 - 155 of the Budget and Fiscal Plan 2025/26-2027/28.

44	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Statement of Remeasurement Gains and Losses
for the Fiscal Year Ended March 31, 2026

	In Millions
	2026	2025
	$	$
Accumulated remeasurement gains (losses)-beginning of year, before other comprehensive income
Foreign exchange	(2,204)	(389)
Derivatives	(148)	(765)
Portfolio investments[1]	293	164
Total opening accumulated remeasurement gains (losses) before other comprehensive income	(2,059)	(990)

Changes in unrealized gains (losses) attributable to:
Foreign exchange	308	(1,818)
Derivatives	217	611
Portfolio investments[1]	104	176
Total changes in unrealized gains (losses)	629	(1,031)

Amounts reclassified to the statement of operations:
Foreign exchange	13	3
Derivatives	(14)	6
Portfolio investments[1]	(118)	(47)
Total reclassified to the statement of operations	(119)	(38)

Total remeasurement gains (losses) attributable to:
Foreign exchange	(1,883)	(2,204)
Derivatives	55	(148)
Portfolio investments[1]	279	293

Remeasurement gains (losses), before other comprehensive income from self-supported Crown corporations and agencies	(1,549)	(2,059)
Accumulated other comprehensive income from self-supported Crown corporations and agencies - beginning of the year	609	582
Other comprehensive income from self-supported Crown corporations and agencies	78	27

Accumulated other comprehensive income from self-supported Crown corporations and agencies	687	609

Accumulated remeasurement gains (losses)-end of year	(862)	(1,450)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1 Portfolio investments include equities, bonds and certain other investments designated to the fair value measurement category.

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2026

		In Millions
		2026		2025
	Receipts	Disbursements	Net	Net
Operating Transactions	$	$	$	$
Surplus (deficit) for the year[1]			(7,700)	(7,347)
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			3,385	3,176
Amortization of public debt deferred revenue and deferred charges			(127)	(104)
Concessionary loan adjustments increase			63	55
Loss on sale of tangible capital assets			5	3
Valuation adjustment			553	443
Net earnings of self-supported Crown corporations and agencies			(4,688)	(4,790)
Temporary investments decrease (increase)			43	(72)
Accounts receivable (increase)			(2,340)	(580)
Due from other governments (increase)			(720)	(405)
Due from self-supported Crown corporations and agencies decrease			47	57
Accounts payable and accrued liabilities increase			1,066	1,022
Employee future benefits increase			220	173
Due to other governments increase (decrease)			154	(682)
Due to Crown corporations, agencies and funds increase			11	33
Deferred revenue and items applicable to future operations increase			1,078	728
Dividends from self-supported Crown corporations and agencies			2,450	2,509
Cash (used for) operations			(6,500)	(5,781)

Capital Transactions
Tangible capital assets (acquisitions)	69	(11,356)	(11,287)	(10,350)
Cash (used for) capital	69	(11,356)	(11,287)	(10,350)

Investment Transactions

Loans, advances and mortgages receivable (issues)	414	(1,220)	(806)	(558)
Other investments-net (increase)	1,746	(2,069)	(323)	(357)
Restricted assets-net (increase)		(100)	(100)	(110)
Sinking fund investments-net decrease (increase)	219	(42)	177	(50)
Cash (used for) investments	2,379	(3,431)	(1,052)	(1,075)
Sub-total cash (requirements)			(18,839)	(17,206)

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Statement of Cash Flow-Continued
for the Fiscal Year Ended March 31, 2026

		In Millions
		2026		2025
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub-total cash (requirements) carried forward from previous page			(18,839)	(17,206)

Financing Transactions[2]
Public debt increases	59,749	(39,018)	20,731	26,338
(Used for) purchase of assets, recoverable from agencies	12,109	(14,503)	(2,394)	(2,624)
Cash derived from financing	71,858	(53,521)	18,337	23,714
(Decrease) increase in cash and cash equivalents			(502)	6,508
Cash and cash equivalents-beginning of year			12,816	6,308
Cash and cash equivalents-end of year			12,314	12,816

Cash and cash equivalents are made up of:
Cash			10,623	11,248
Cash equivalents			1,691	1,568
			12,314	12,816

______________________________

1Interest received during the year was $1,791 million (2025: $1,599 million). Interest paid during the year was $4,343 million (2025: $3,617 million). Interest received includes interest income from the Consolidated Statement of Operations in the amount of $2,018 million (2025: $2,159 million) less the change in accrued interest receivable in the amount of $227 million (2025: $560 million). Interest paid includes interest expense from the Consolidated Statement of Operations in the amount of $4,898 million (2025: $4,245 million) less the change in accrued interest payable in the amount of $555 million (2025: $628 million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	47
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government's Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 91 - 93. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer-supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government's interests in government partnerships are recorded on a proportional consolidation basis. Self-supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self-supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization's history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self-supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self-supported on establishment and during a start up period if they are reasonably expected to meet the definition of self-supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 151.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government's fiscal year end of March 31. These Crown corporations, agencies and entities consist of all school districts (June 30).

Statistics Canada's Canadian Classification of Functions of Government provides guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 94 - 101. These statements include the operations of the CRF, taxpayer-supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer-supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

48	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

1. Significant Accounting Policies-Continued

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health-related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post-secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well-being. It includes counselling and rehabilitation services, transfer payments to individuals with a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub-categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro-ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro-ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

PROVINCE OF BRITISH COLUMBIA	49
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

1. Significant Accounting Policies-Continued

In the normal course of business, taxpayer-supported Crown corporations, SUCH and the CRF are charged provincial taxes, including provincial sales tax, employer health tax, carbon tax, property transfer tax and fuel tax. These transactions are not eliminated upon consolidation and are reported on a gross basis in taxation revenue, expense, and the historical cost of tangible capital assets. The amount of these transactions cannot be reliably determined.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Transactions where goods or services are provided for consideration include performance obligations to a specific payor. Revenue from these transactions is recognized as the performance obligations are satisfied. Transactions without performance obligations are recognized when the revenue is received or receivable.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, realized foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government's share of any experience gains or losses, less contributions made by members. The estimated total cost of government's share of plan amendments related to past service is expensed in the year the plan is amended. Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on pages 151 - 153. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Financial Instruments

Financial instruments include primary instruments, such as cash, receivables, investments, payables, and debt, and derivative instruments such as interest rate swaps and currency swaps. Derivatives, portfolio investments in equities and bonds quoted in an active market, and certain other investments are measured at fair value. All other financial assets and liabilities are measured at cost or amortized cost. When a financial instrument is derecognized, a gain or loss is recognized in the Consolidated Statement of Operations. A government classifies fair value measurements using a hierarchy with the following levels:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability

Level 3: inputs that are not based on observable market data.

Examples include, certain portfolio investments measured using quoted prices (Level 1), derivatives measured using internal models developed from observable market data (Level 2), and certain other investments measured with inputs not based on observable market data (Level 3). Unrealized gains and losses from changes in the fair value of financial instruments are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Upon settlement, cumulative gains or losses are reclassified to the Consolidated Statement of Operations.

50	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

1. Significant Accounting Policies-Continued

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges, derivative financial instruments, tangible capital assets, or purchased intangible assets, acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short-term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short-term investments generally have a maturity of three months or less and are held for the purpose of meeting short-term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short-term investments recorded at the lower of cost or market value. The fair values of short-term investments approximate their carrying values because of the short-term maturity of these instruments. Warehouse Program investments are short-term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self-supported Crown corporations and agencies represents the province's investment (including long-term advances) in those self-supported Crown corporations and agencies at cost, increases/decreases in the investees' net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount and sinking fund balances. Premium/discount is amortized using the effective interest rate method.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Investments in equities and bonds quoted in an active market and certain other investments are recorded at fair value. Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments in marketable securities are recorded at fair value.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization and valuation adjustments. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight-line basis.

All significant tangible capital assets and purchased intangible assets of government organizations and operations have been capitalized. Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, documents, specimens, works of art) has been excluded from the Consolidated Statement of Financial Position. When collections are purchased, these items are expensed.

PROVINCE OF BRITISH COLUMBIA	51
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

1. Significant Accounting Policies-Continued

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis), unfunded pension liabilities, and derivative financial instruments. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight-line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re-lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt is reported at amortized cost and consists of short-term promissory notes, notes, bonds and debentures, bank loans, capital leases, public private partnership obligations and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and are adjusted for unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i) Taxpayer-supported debt-includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii) Self-supported debt-includes the portion of debt of self-supported organizations and entities that has been borrowed through the government's fiscal agency loan program. It does not include all debt of self-supported organizations as these entities are consolidated on the modified equity basis. Self-supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self-supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized using the effective interest rate method. Unamortized premium/discount on bonds is amortized over the life of the debt.

52	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

1. Significant Accounting Policies-Continued

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long-term, fixed-term monetary assets and liabilities are reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. Non-monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments whose value may vary due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations, and utilizes derivative financial instruments in hedging strategies to mitigate risk. The fair value of derivative financial instruments is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. The province does not use derivative financial instruments for speculative purposes. Off-balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under derivative contracts upon settlement are recognized and offset against the related interest expense.

Other Comprehensive Income

Any recognition of other comprehensive income for self-supported Crown corporations has been reflected in the equity in self-supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where there is a legal obligation to retire a tangible capital asset and a reasonable estimate of the fair value of the obligation can be determined. For assets that are not fully amortized, the associated retirement costs are capitalized as part of the carrying value and amortized over the underlying assets' useful lives. Costs relating to obligations for fully amortized assets or assets no longer in productive use are expensed.

PROVINCE OF BRITISH COLUMBIA	53
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, liabilities for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean-up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean-up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean-up disclosure is included in Note 28.

A provision for asset retirement obligations is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty due to the long-term nature of these liabilities and often indeterminate settlement dates. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Asset retirement obligation disclosure is included in Note 36.

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as policy neutral elasticity, household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. The amount of variability cannot be reasonably determined at this time.

54	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

2. Measurement Uncertainty-Continued

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

			In Millions

	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	276	263	341	(13)	65
Crime Victim Assistance Program	247	237	257	(10)	10
Silviculture Liability	135	122	149	(13)	14
Employee Future Benefits
Employee Leave Entitlements	540	519	567	(21)	27
Long-Term Disability Special Account	536	509	562	(27)	26
Variability arises from uncertainty of the outcomes or the use of estimates.

Revenue

Taxation
Personal Income Tax	19,401	19,001	20,201	(400)	800
Corporate Income Tax	7,957	7,807	8,357	(150)	400
Employer Health Tax	3,022	2,975	3,126	(47)	104
Speculation and Vacancy Tax	99	90	112	(9)	13
Natural Resources
Mineral and Mining Tax	116	86	139	(30)	23
Logging Tax	19	10	28	(9)	9
Contributions from the Federal Government
Canada Health Transfer payments[2]	7,480	7,425	7,535	(55)	55
Canada Social Transfer payments[2]	2,382	2,365	2,399	(17)	17

Expense (Note 31)

Government Transfers
Tax Transfers	2,691	2,491	2,891	(200)	200

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

______________________________

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	55
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

3. Accounts Receivable

	In Millions
	2026	2025
	$	$
Accounts receivable	5,954	4,194
Taxes receivable	4,135	4,006
Accrued interest	1,399	1,172
	11,488	9,372
Provision for doubtful accounts	(1,249)	(1,032)
	10,239	8,340

4. Inventories for Resale

	In Millions
	2026	2025
	$	$
Properties	101	71
Miscellaneous	59	65
	160	136

Inventories for resale are charged to the Consolidated Statement of Operations when sold. During the year, the total cost of sales was $158 million (2025: $115 million) including the effect of write-downs of $10 million (2025: $8 million). Write-downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2026	2025
	$	$
Government of Canada:
Current	2,246	1,692
Long-term	1,269	1,150
Provincial governments:
Current	27	32
Local governments:[1]
Current	173	122
Long-term	7	6
	3,722	3,002

______________________________

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

56	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

6. Due from Self-supported Crown Corporations and Agencies

	In Millions
	2026	2025
	$	$
British Columbia Lottery Corporation	124	137
UBC Properties Investments Ltd	103	128
British Columbia Liquor Distribution Branch	67	88
Great Northern Way Campus Trust	64	63
Columbia Power Corporation	60	34
British Columbia Hydro and Power Authority	17	22
Vancouver Island Technology Park Trust	8	7
SFU Community Trust	6	17
Heritage Realty Properties Ltd	4	4
	453	500

See Statement of Financial Position for Self-supported Crown Corporations and Agencies on pages 102 - 103 for details.

7. Equity in Self-supported Crown Corporations and Agencies

			In Millions
		2026			2025
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	8,953	(49)	8,924	8,188
Insurance Corporation of British Columbia		8,121	615	8,736	7,194
Columbia Power Corporation	26	240		266	255
British Columbia Lottery Corporation[1]		(17)	134	117	86
	46	17,297	700	18,043	15,723
Self-Supported Subsidiaries[2]
Columbia Basin Trust joint ventures[3]	940	35		975	980
British Columbia Railway Company[4]	107	165	(5)	267	247
SFU Community Trust		13		13	10
Great Northern Way Campus Trust[5]	72	(69)		3	(1)
UBC Properties Investments Ltd		8	(8)		26
Vancouver Island Technology Park Trust[6]	1	(2)		(1)	(1)
Miscellaneous	1			1	1
	1,121	150	(13)	1,258	1,262
	1,167	17,447	687	19,301	16,985

PROVINCE OF BRITISH COLUMBIA	57
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

7. Equity in Self-supported Crown Corporations and Agencies-Continued

			In Millions
		2026			2025
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self-supported
Crown Corporations and Agencies
Balance-beginning of year	46	15,048	629	15,723	13,423
Increase (decrease) in other comprehensive income			71	71	34
Net earnings of self-supported Crown corporations and agencies		4,583		4,583	4,692
Dividends		(2,105)		(2,105)	(2,184)
Adjustments to dividends		(229)		(229)	(242)
Balance-end of year	46	17,297	700	18,043	15,723

Self-Supported Subsidiaries[2]
Balance-beginning of year	1,121	161	(20)	1,262	1,254
Increase (decrease) in other comprehensive income			7	7	(7)
Net earnings of self-supported Crown corporations and agencies		105		105	98
Dividends		(117)		(117)	(125)
Transfers (to) from deferred revenue		1		1	42
Balance-end of year	1,121	150	(13)	1,258	1,262
	1,167	17,447	687	19,301	16,985

______________________________

1Government's proportionate share of British Columbia Lottery Corporation.

2Self-supported subsidiaries are non-core government business enterprises that are consolidated under the modified equity method by taxpayer-supported organizations.

3Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation.

4A subsidiary of BC Transportation Financing Authority.

5Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

6 A subsidiary of the University of Victoria.

See Statement of Financial Position for Self-supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies on pages 102 - 105 for details.

58	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2026	2025
Loans and Advances	$	$
Land tax deferment loans	2,556	2,336
Construction loans to social housing projects	1,740	1,437
BC student loans	1,720	1,500
Note receivable	617	632
Miscellaneous	283	260
	6,916	6,165
Provision for doubtful accounts	(407)	(351)
	6,509	5,814
Mortgages Receivable
Reconstruction program	11	13
Provision for doubtful accounts	(1)	(1)
	10	12
	6,519	5,826

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Interest is charged on the deferred taxes at a rate set by the Minister of Finance. As at March 31, 2026, taxes deferred prior to 2026 are charged simple interest at prime minus 2% and prime, respectively, while taxes deferred for 2026 and later are charged compound interest at prime plus 2% for both programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission as interim construction draws to non-profit housing providers, First Nations and developers. Interest is payable in a range from nil to the province's weighted average borrowing rate for short-term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders and are secured by registered charge on title.

The BC Student Loan Program provides funding in the form of interest-free repayable loans to students for post-secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans include The University of British Columbia of $56 million (2025: $52 million) in accordance with the University's Housing Action Plan, bearing interest of nil or at the Canada Revenue Agency's prescribed interest rate, with maturities up to 30 years, post-construction loans for non-profit housing providers issued by the British Columbia Housing Management Commission of $33 million (2025: $37 million), bearing interest up to 3.00% maturing by 2031, commercial loans of $40 million (2025: $30 million) issued by Columbia Basin Trust bearing interest of 4.50% to 8.00% maturing by 2051 and loans of $16 million (2025: $17 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 6.45% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA	59
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

8. Loans, Advances and Mortgages Receivable-Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9. Other Investments

	In Millions
	2026	2025
	$	$
Pooled investment portfolios	3,629	3,396
Equity investments	675	636
Municipal, corporate and other bonds	131	129
Provincial government bonds	83	80
British Columbia Ferry Services Inc	75	75
Commercial loans and investments	8	14
Government of Canada bonds	5	3
Miscellaneous	755	725
	5,361	5,058

Investments in equities and bonds traded on active markets and certain other investments are recognized at fair market value. All other investments are recognized at cost.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds' investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a historical cost of $2,798 million (2025: $2,661 million).

Equity investments have a historical cost of $469 million (2025: $390 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a historical cost of $147 million (2025: $131 million) with yields ranging from 1.10% to 8.50%. Maturity dates range from June 1, 2026 to March 31, 2086.

Bonds of various other provincial governments have a historical cost of $78 million (2025: $85 million) with yields ranging from 1.35% to 7.60%. Maturity dates range from April 19, 2026 to June 2, 2062.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non-voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Commercial loans and investments are recorded at the cost of acquisition adjusted by attributed income. Commercial loans and investments include Columbia Basin Trust's $8 million (2025: $14 million) investment in power developments and other investments.

Government of Canada bonds have a historical cost of $5 million (2025: $3 million) with yields ranging from 1.40% to 5.00%. Maturity dates range from June 1, 2026 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The historical cost of miscellaneous investments is $684 million (2025: $704 million).

60	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

10. Sinking Fund Investments

	In Millions
	2026	2025
	$	$
Sinking fund investments related to taxpayer-supported debt	195	189
Sinking fund investments related to self-supported debt	169	373
	364	562

	In Millions
	2026	2025
	$	$
Provincial government bonds	358	506
Pooled investment portfolios	6	56
	364	562

Sinking fund investments are recorded at fair market value.

Provincial bonds of various provinces have a historical cost of $384 million (2025: $520 million), with yields ranging from 1.41% to 5.05%. Maturity dates range from April 1, 2026 to December 18, 2055.

Pooled investment portfolios have a historical cost of $15 million (2025: $69 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation's bond funds, which mainly consist of various governments' bonds and short-term unitized funds that hold money market instruments.

Sinking fund investments related to self-supported debt include Province of British Columbia bonds with a carrying value of $65 million (2025: $121 million).

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2026	2025
	$	$
British Columbia Hydro and Power Authority	34,382	32,256
Columbia Basin Trust joint ventures[1]	921	930
Columbia Power Corporation	257	259
British Columbia Lottery Corporation	110	130
Improvement districts	1	2
	35,671	33,577

______________________________

1 Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	61
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2026	2025
	$	$
Accounts payable	7,416	7,928
Other accrued estimated liabilities[1]	7,342	6,364
Accrued interest on debt	2,205	1,650
Asset retirement obligations[2]	1,931	1,886
	18,894	17,828

______________________________

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

2See Asset Retirement Obligations disclosed in Note 36.

13. Employee Future Benefits

	In Millions
	2026	2025
	$	$
Vacation, compensatory time off, sick bank	1,922	1,814
Retirement allowance	1,004	953
Long-term disability	501	469
Worker compensation benefits	284	269
Post-retirement benefits	250	236
	3,961	3,741

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post-employment benefits, compensated absences, and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2026, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $2 million (2025: $29 million). During the year, the amount of benefits paid was $48 million (2025: $49 million).

Amounts recorded in the financial statements relating to long-term disability benefits represents the actuarial estimate for future payments based on claims ongoing at year-end.

Worker compensation benefits represent the actual premiums and claims costs accruing to WorkSafeBC for the year.

Post-retirement benefits include amounts accrued for non-pension retiree and early retirement benefits.

62	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

14. Due to Other Governments

	In Millions
	2026	2025
	$	$
Government of Canada:
Current	893	559
Provincial governments:
Current	36	36
Local governments:[1]
Current	69	249
	998	844

______________________________

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2026	2025
	$	$
Columbia Basin Trust joint ventures[1]	590	600
Great Northern Way Campus Trust	9	10
Trust funds.	77	55
	676	665

______________________________

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16. Deferred Revenue

	In Millions
	2026	2025
	$	$
Deferred restricted contributions (see table)	14,934	13,716
Unearned lease revenue	1,421	1,412
Tuition	496	568
Water rentals and recording fees	152	136
Miscellaneous	391	381
	17,394	16,213

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA	63
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

16. Deferred Revenue-Continued

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2026	2025
	(Years)	$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3-100	2,393	2,233
Infrastructure and economic diversification	20-50	1,869	1,493
Operating contributions for other sectors	1-12	805	831
Operating contributions for the education sector	1-12	603	576
Emergency response and recovery assistance	1-12	479	470
Strategic infrastructure fund investments in post-secondary institutions	3-40	465	443
Regional services and facilities in the health sector	3-40	29	88
Miscellaneous contributions for post-secondary institutions	1-40	66	64
Miscellaneous contributions for transportation infrastructure	1-40		10
Miscellaneous contributions from the federal government	1-40	128	59

Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3-40	1,435	1,148
Bylaw capital funding for schools	3-40	205	206
Operating contributions for the transportation sector	1-12	107	94
Municipal transportation infrastructure funding	3-77	93	78

Restricted Contributions from Other Sources
Health endowments and other contributions	5-50	2,662	2,622
Education endowments	30	2,416	2,210
Operating contributions for the education sector	1-12	734	661
Operating contributions for the health sector	1-12	139	129
Operating contributions for the other sector	1-12	17	18
Miscellaneous contributions from other sources	5-50	289	283
		14,934	13,716

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2027	2,648
2028	1,082
2029	730
2030	711
2031	629
Thereafter	9,134
Total deferred restricted contributions	14,934

64	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

17. Employee Pension Plans

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers' Pension Plan and the College Pension Plan. The plans provide basic pensions based on length of service, highest five-year average earnings and plan members' age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The Public Service, Municipal, Teachers' and College pension plans are joint trusteed plans. Under the joint trust agreements, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province's interest in the plan.

The accrued benefit obligations and pension assets shown for 2025/26 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market-related value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long-term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions, data and dates:

	Public
	Service	Municipal	Teachers'	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/23	Dec 31/24	Dec 31/23	Aug 31/24
Date of audited financial statements	Mar 31/25	Dec 31/24	Dec 31/24	Aug 31/25
Expected long-term rate of return used as discount rate	6.00%	6.00%	5.75%	6.00%
Expected average remaining service life of employee group	10.2 years	11.1 years	12.2 years	8.8 years
Normal actuarial cost used in extrapolations	16.10%	15.94%	17.90%	17.04%
Basic benefits paid during the plan's fiscal year (in millions)	$1,513	$2,772	$1,560	$309
Total contribution rate for basic benefits (members and employers)	14.20%	15.04%	18.34%	16.88%
Assumed rate of salary escalation	3.25%	3.25%	3.25%	3.25%
Current benefit accrual rate	1.95%	1.90-2.12%	1.90%	2.00%
Entry-age normal cost rate-basic account	16.06%	15.59%	17.28%	16.84%
Market value of plan net assets at latest financial statement date (in millions)	$38,093	$51,041	$34,812	$6,992

Actuarial assumptions are decisions of the individual pension boards and have been collected from the latest audited financial statements and actuarial valuation of each pension plan. The audited financial statements, actuarial valuations, and joint trust agreements of each pension plan listed may be found at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA	65
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

17. Employee Pension Plans-Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2026, for the basic pension in each joint trusteed plan is as follows:

			In Millions
	Public
	Service	Municipal	Teachers'	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	30,926	46,860	29,153	6,398	113,337
Pension fund assets	39,034	55,014	37,001	6,960	138,009
	(8,108)	(8,154)	(7,848)	(562)	(24,672)
Unamortized actuarial gain (loss)	3,062	2,319	4,651	(10)	10,022
Accrued net obligation (asset)	(5,046)	(5,835)	(3,197)	(572)	(14,650)

Attributable to the province	(2,523)	(2,917)	(1,599)	(286)	(7,325)
Valuation adjustment	2,523	2,917	1,599	286	7,325
Province's reported net obligation	0	0	0	0	0

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. The province contributes approximately 50% of the total contributions for these plans; therefore, the province's accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2025 for each plan are: the Public Service Pension Plan 7.20% (2025: 11.50%), the Municipal Pension Plan 7.60% (2025: 12.50%), the Teachers' Pension Plan 6.00% (2025: 10.70%), and the College Pension Plan 7.90% (2025: 13.00%).

The province's share includes contributions for all participants in the government reporting entity. When the plans are in an accrued net asset position for accounting purposes, pension expense for the period is equal to employer contributions. Total employer contributions this year for each plan are: the Public Service Pension Plan $664 million (2025: $646 million), the Municipal Pension Plan $1,329 million (2025: $1,250 million), the Teachers' Pension Plan $502 million (2025: $493 million), and the College Pension Plan $149 million (2025: $152 million).

66	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

17. Employee Pension Plans-Continued

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers' Pension plans which are funded by entities within the government reporting entity and are included in other investments in Note 9. Total employer contributions this year for each plan are: Simon Fraser University's Academic Pension Plan and Administrative/Union Pension Plan $29 million (2025: $29 million), the University of Victoria's pension plan for employees other than faculty and professional staff $7 million (2025: $7 million), and Canadian Blood Services' pension plan for regular employees $3 million (2025: $3 million). Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province's interest in the plan

The estimated financial position as at March 31, 2026, for the other pension plans is as follows:

		In Millions
	Simon	University	Canadian
	Fraser	of	Blood
	University	Victoria	Services
	Pension	Pension	Pension
	Plan	Plan	Plan	Total
	$	$	$	$
Accrued benefit obligation	553	292	108	953
Pension fund assets	692	361	113	1,166
	(139)	(69)	(5)	(213)
Unamortized actuarial gain (loss)	17	2		19
Accrued net obligation (asset)	(122)	(67)	(5)	(194)

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Total employer contributions this year for each plan are: British Columbia Hydro and Power Authority $64 million (2025: $63 million), British Columbia Lottery Corporation $17 million (2025: $16 million), and the Insurance Corporation of British Columbia $1 million (2025: $11 million). Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7.

The estimated financial position as at March 31, 2026, for the pension plans of commercial Crown corporations is as follows:

			In Millions
	BC Hydro	ICBC	BC Lottery	BC Railway
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	5,981	2,999	470	17	9,467
Pension fund assets	5,643	3,206	551	15	9,415
Accrued net obligation (asset)	338	(207)	(81)	2	52

PROVINCE OF BRITISH COLUMBIA	67
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

18. Taxpayer-supported Debt1

			In Millions
	Year of	Canadian	U.S.	Other
	maturity	dollar	dollar[2]	currencies[2]	2026	2025
		$	$	$	$	$
Short-term promissory notes	2026				0	11,012
	2027	4,213	655		4,868	0
Notes, bonds and debentures	2026				0	3,920
	2027	1,207	4,110	170	5,487	5,408
	2028	2,842	5,027		7,869	7,862
	2029	877	2,757		3,634	3,633
	2030	2,757	3,452	876	7,085	7,084
	2031	2,689	6,384	96	9,169	5,023
	2032-2036	19,645	9,128	5,102	33,875	26,367
	2037-2041	7,025		6,894	13,919	7,773
	2042-2046	4,357		4,149	8,506	4,894
	2047-2051	5,732		1,752	7,484	7,489
	2052-2056	9,879		117	9,996	8,596
	2057-2061	5,600			5,600	0
	2062-2066	181			181	181
Capital leases	2026-2047	150			150	158
Total debt issued		67,154	31,513	19,156	117,823	99,400
Unamortized premium (discount)					(199)	(129)
Unrealized foreign exchange (gain) loss[3]					1,939	2,258
Total taxpayer-supported debt					119,563	101,529

The effective interest rates (weighted average) as at March 31 on the above debt are:
2026	3.78%
2025		3.60%

______________________________

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2026 includes USD$23,228 million which was fully hedged to CAD$31,513 million; 460 million Swiss Francs was fully hedged into CAD$721 million; 9,387 million EURO was fully hedged to CAD$14,310 million, $3,568 million AUD was fully hedged to CAD$3,249 million; and 500 million GBP was fully hedged to CAD$876 million .

3The foreign currency denominated debt translated to apply exchange rates as at March 31, 2026, includes USD$23,228 million converted to CAD$32,378 million; 460 million Swiss Francs converted into CAD$800 million; 9,387 million EURO converted to CAD$15,086 million; and $3,568 million AUD converted to CAD$3,422 million; and 500 million GBP converted to CAD$922 million.

68	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

18. Taxpayer-supported Debt-Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $1,969 million (2025: $1,969 million) at a weighted average interest rate of 3.90% (2025: 3.92%). These debentures mature at various dates from July 11, 2026 to July 12, 2049 with interest rates varying between 1.98% and 5.19%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $53 million Canada Pension Plan debentures were issued (2025: nil).

Mortgages

Balances include mortgages totalling $155 million (2025: $167 million) secured by land and buildings. The carrying value is $281 million (2025: $287 million).

Other debt

Balances include $864 million (2025: $1,011 million) in other loans.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2027	5,462
2028	7,864
2029	3,632
2030	7,066
2031	9,173
2032-2066	78,987
Total of stated minimum payments	112,184

Capital lease obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with remaining terms between 1 years and 21 years, with interest rates ranging between nil and 19.50%.

Major leases include: Ministry of Citizens' Services capital lease obligation for office space in Capital Park of $74 million (2025: $79 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $32 million (2025: $32 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $19 million (2025: $22 million), with a weighted average interest rate of 4.00% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA	69
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

18. Taxpayer-supported Debt-Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2027	22
2028	19
2029	16
2030	15
2031	6
2032-2047	132
Total minimum lease payments	210
Less imputed interest	(60)
Total capital lease liability	150

Public private partnership obligations

Public Private Partnerships (P3) are long-term contractual agreements that require a public partner to finance, build and operate and/or maintain an infrastructure asset while the province retains ownership and control over the asset.

The tangible capital asset and the related debt are recognized concurrently during construction of the infrastructure asset. The present value of the minimum debt payments using an interest rate implicit to the agreement is the capital cost of the asset.

P3 arrangements exist across the reporting entity for buildings, such as health, post-secondary, housing, correctional facilities, and highway infrastructure, with different key rights and obligations with each public partner. Significant P3 arrangements include Abbotsford Regional Hospital and Cancer Centre, Sea-to-Sky Highway and Campbell River and Comox Valley Hospitals.

				In Millions
					Operating /
		Interest	Debt	Interest	maintenance	Asset net
	Term	rate	remaining	payments	payments	book value
	Years	%	$	$	$	$
Health	30	5-15	1,644	1,192	2,548	2,419
Education	30	5	50	29	101	101
Other	18	7	38	8	10	100
Transportation	20-30	7-9	431	115	438	1,279
Protection of persons and property	20-30	5-8	209	154	291	309

Total			2,372	1,498	3,388	4,208

70	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

19. Self-supported Debt1

			In Millions
	Year of	Canadian	U.S.	Other
	maturity	dollar	dollar[2]	currencies[2]	2026	2025
		$	$	$	$	$
Short-term promissory notes	2026				0	3,379
	2027	3,909	649		4,558	0
Notes, bonds and debentures	2026				0	1,943
	2027	850			850	850
	2028	1,000			1,000	1,000
	2029	1,500			1,500	1,500
	2030	500			500	500
	2031	1,725			1,725	1,725
	2032-2036	5,325		200	5,525	4,750
	2037-2041	1,250	378		1,628	1,628
	2042-2046	4,923			4,923	4,923
	2047-2051	6,481			6,481	6,481
	2052-2056	7,220			7,220	5,020
	2057-2061				0	0
	2062-2066	50			50	50
Total debt issued at face value		34,733	1,027	200	35,960	33,749
Unamortized premium (discount).					(229)	(220)
Unrealized foreign exchange (gain) loss[3]					72	176
Total self-supported debt					35,803	33,705

The effective interest rates (weighted average) as at March 31 on the above debt are:

2026	3.39%
2025		3.46%

______________________________

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2026 includes USD$772 million (CAD$1,027 million), of which USD$702 million was fully hedged to CAD$932 million and USD$70 million was unhedged (CAD$95 million), and 138 million EURO was fully hedged to CAD$200 million.

3The foreign currency denominated debt adjustment to exchange rates as at March 31, 2026, includes USD$772 million converted to CAD$1,076 million; and 138 million EURO converted to CAD$223 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2025: $223 million) at a weighted average interest rate of 3.34% (2025: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2025: nil).

PROVINCE OF BRITISH COLUMBIA	71
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

19. Self-supported Debt-Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2027	850
2028	1,000
2029	1,500
2030	500
2031	1,725
2032-2066	25,827
Total of stated minimum payments	31,402

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, managing its existing debt portfolio to achieve the lowest debt costs within specified risk parameters, and through its selected investment managers invests funds in both domestic and foreign capital markets. The province is exposed to risks such as fluctuations in interest and foreign exchange rates, credit risk, liquidity risk, and market price risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of means to manage risk, including the use of derivative financial instruments to hedge the exposure to these risks.

Derivative financial instruments

A derivative financial instrument is a financial contract with a counterparty that is applied to hedge against interest rate or foreign exchange risk. Derivatives used by the province include interest rate swaps, cross-currency swaps, and forward foreign exchange contracts. Swaps are legal contracts under which the province agrees with another party to exchange cash flows based on the notional amounts.

Notional and fair value of derivative financial instruments

Interest rate fluctuations impact floating rate interest payments and the corresponding market value of the interest rate swaps. Foreign exchange fluctuations impact the carrying value of foreign currency debt and correspondingly the carrying value of foreign currency derivatives. The change in debt due to foreign currency and interest rate fluctuations approximate the change in market value of the associated derivative immediately prior to maturity.

Most foreign currency denominated debt is fully hedged to Canadian dollars to eliminate exposure to future fluctuation in exchange rates. Despite a perfectly functioning hedge relationship, throughout the life of these bonds and associated derivatives the impacts are not perfectly offsetting in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is not realized in the Consolidated Statement of Operations.

72	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2026-Continued

20. Risk Management and Derivative Financial Instruments-Continued

The following table presents the outstanding notional and fair values of the province's derivative instruments. The notional values indicate the volume of outstanding derivative contracts employed. The fair value of derivatives is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses.

	In Millions
	Taxpayer-supported portfolio			Self-supported portfolio
			Forward			Advanced	Forward
	Cross-	Interest	foreign	Cross-	Interest	rate	foreign
	currency	rate	exchange	currency	rate	setting	exchange	2026	2025
	swaps	swaps	contracts	swaps	swaps	agreements	contracts	Total	Total
	$	$	$	$	$	$	$	$	$
Total notional values	50,052	1,719	655	200	3,225	350	932	57,133	46,102

Fair values
Derivative assets.	1,123	76	10	5	169	4	21	1,408	1,209
Derivative liabilities	(987)	(156)			(5)	(1)		(1,149)	(1,317)
Net Derivative Assets / (Liabilities)								259	(108)

Undiscounted cashflows for derivative instruments1

The table below shows maturities and cash inflows and outflows of the province's derivative instruments. Cross-currency swaps and forward foreign exchange contracts are utilized to mitigate foreign currency risk on foreign currency debt payments, and interest rate swaps are utilized to mitigate interest rate risk on floating debt payments, as the cash inflows from these derivatives will offset the debt payment outflows.

				In Millions
							Forward foreign
	Cross currency swaps				Interest rate swaps		exchange contracts
Year of	Principal	Principal	Interest	Interest	Interest	Interest	Principal	Principal
maturity	outflows	inflows	outflows	inflows	outflows	inflows	outflows	inflows
	$	$	$	$	$	$	$	$
2027	(4,317)	4,734	(1,821)	1,853	(41)	61	(1,304)	1,325
2028	(5,027)	4,879	(1,791)	1,822	(45)	58
2029	(2,757)	2,788	(1,620)	1,592	(39)	46
2030	(4,328)	4,407	(1,410)	1,373	(36)	38
2031	(6,480)	6,795	(1,251)	1,165	(35)	35
2032-2036	(14,430)	15,131	(4,779)	4,274	(163)	116
Thereafter	(12,913)	13,472	(3,777)	2,535	(320)	178	(283)	321
Total	(50,252)	52,206	(16,449)	14,614	(679)	532	(1,587)	1,646

______________________________

1Future foreign payments paid or received are converted to Canadian dollars using the March 31, 2026 foreign exchange rates.

PROVINCE OF BRITISH COLUMBIA	73
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

20. Risk Management and Derivative Financial Instruments-Continued

Interest rate risk

Interest rate risk is the risk that the province's debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. These types of derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government's current policy guidelines with respect to the provincial government direct debt portfolio, which totals $85,861 million (2025: $71,951 million), allow floating rate exposure up to 45.00% (2025: 45.00%) of this portion of the taxpayer-supported debt. At March 31, 2026, floating rate debt exposure was 7.87% (2025: 16.57%) of the government direct debt portfolio.

The maximum floating risk exposure for British Columbia Hydro and Power Authority is 25.00% (2025: 25.00%) of their debt that totals $34,348 million (2025: $32,015 million). At March 31, 2026, floating rate debt exposure for British Columbia Hydro and Power Authority was 15.30% (2025: 15.30%) of their debt.

Based on the taxpayer-supported and self-supported debt portfolios at March 31, 2026, a one percent change in interest rates would impact the annual debt servicing expense by $78 million (2025: $140 million) for the taxpayer-supported debt portfolio and $46 million (2025: $34 million) for the self-supported debt portfolio.

Foreign exchange risk

Foreign exchange risk is the risk that the province's debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross-currency swaps and forward foreign exchange contracts) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows and by locking the future foreign currency rate.

The government's current policy guidelines with respect to the provincial government direct debt portfolio, which totals $85,861 million (2025: $71,951 million), allow unhedged foreign debt exposure up to 10.00% (2025: 10.00%) of this portion of the taxpayer-supported debt. At March 31, 2026, there was no unhedged foreign debt exposure of the government direct debt portfolio (2025: nil).

The maximum unhedged foreign debt exposure for British Columbia Hydro and Power Authority is 5.00% (2025: 5.00%) of its debt, which totals $34,348 million (2025: $32,015 million). At March 31, 2026, there was $98 million of unhedged foreign debt (2025: $326 million), which translates to USD$70 million (2025: USD$227 million).

Based on the taxpayer-supported and self-supported debt portfolios at March 31, 2026, a one cent change in the Canadian dollar versus the U.S. dollar would not impact the annual debt servicing costs (2025: nil) for the taxpayer-supported portfolio; and it would not impact the self-supported debt portfolio (2025: $1 million).

74	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

20. Risk Management and Derivative Financial Instruments-Continued

Approximately 35% of the province's debt, or $53,907 million (2025: $43,511 million) is foreign currency debt. With a 1% change in the Canadian dollar against all other currencies, there would be a potential unrealized gain (loss) of $539 million (2025: $435 million). The table below summarizes the province's exposure to foreign currency debt:

	In Millions
	Carrying
	value (CAD)	Sensitivity
	$	$
U.S. dollars	33,454	335
Euros	15,309	153
Australian dollars	3,422	34
Great British Pounds	922	9
Swiss Francs	800	8
Total foreign currency debt	53,907	539

Although throughout the life of a foreign currency debt and associated derivative these impacts on foreign exchange fluctuations are not perfectly offsetting, the volatility is never realized as the swaps are not terminated until maturity.

Credit risk

Credit risk is the risk that the province will incur financial losses due to a derivative counterparty defaulting on its financial obligations. In accordance with the government's policy guidelines, the province reduces its counterparty credit risk by trading only under Credit Support Annexes where derivative exposures are covered by a regular exchange of collateral. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross-currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or from the counterparties when there are no longer any outstanding obligations.

PROVINCE OF BRITISH COLUMBIA	75
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

20. Risk Management and Derivative Financial Instruments-Continued

The province's gross credit risk exposure is the amount of loss that would occur if all counterparties to contracts in an unrealized gain position were to default at once, and the contracted netting provisions (derivatives in an unrealized loss position for those counterparties) were not enforced. Net credit exposure is the loss net of the permitted offset for provisions with unrealized losses. Net credit risk exposure is the potential loss after allowing for collateral balances received from counterparties. The following table provides net credit risk exposure.

	In Millions
	2026	2025
	$	$
Gross credit risk exposure.	1,408	1,213
Less: netting provisions	(863)	(782)
Net credit risk exposure (before collateral)	545	431
Less: collateral available to offset exposure	(502)	(410)
Net credit risk exposure (after collateral)	43	21

Total net collateral associated with Credit Support Annex agreements consist of $362 million (2025: $135 million) cash paid which is included in accounts receivable (see Note 3). Securities pledged by counterparties of $1,601 million (2025: $786 million) have not been recognized in the financial statements as it is held by a third party until the derivative transaction is completed or default occurs.

Liquidity risk

The province utilizes a cash management framework to ensure that cash is available where and when it is needed while minimizing the cost of cash and maximizing returns on temporary balances. The province forecasts all cash inflows and outflows, including debt and the related derivatives maturities, for the full current fiscal year and the following two fiscal years. The forecast is for each business day and is revised daily based on actual flows, analysis of current trends, historical patterns, and emerging market conditions.

Market price risk

The province is committed to generating long-term investment returns that meet or exceed targets and benchmarks without unnecessary risk. The province is exposed to market price risk on its portfolio investments, and utilizes strategies such as diversification and the selection of only high-quality investment assets to mitigate this exposure.

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

76	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

22. Tangible Capital Assets

	In Millions
	2026	2025
	$	$
Land and land improvements	7,740	7,408
Buildings (including tenant improvements)	41,637	37,601
Highway infrastructure	18,650	17,204
Transportation equipment	6,871	5,018
Computer hardware and software	2,444	2,559
Other	3,237	2,946
	80,579	72,736

See Consolidated Statement of Tangible Capital Assets on page 106.

The estimated useful lives of the more common tangible capital assets are: buildings (3-90 years); highway infrastructure (3-90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15-100 years); computer hardware and software (1-15 years); major software systems (1-15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1-30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements (2-40 years) are amortized over the lesser of the lease term and the life of the asset.

Tangible capital assets include infrastructure assets under public private partnership agreements as disclosed in Note 18.

BC Transportation Financing Authority assets include capital assets under lease to South Coast British Columbia Transportation Authority. These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by South Coast British Columbia Transportation Authority under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and represent one of the province's contributions toward public transportation in the Metro Vancouver service area.

The Provincial Rapid Transit System Operating and Use Agreement expires in January 2040 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,067 million (2025: $2,116 million).

The province received donations of tangible capital assets during the year of $10 million (2025: $8 million).

PROVINCE OF BRITISH COLUMBIA	77
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

23. Restricted Assets

	In Millions
	2026	2025
	$	$

Endowment funds	2,569	2,464

Donors provide contributions that are invested in various financial instruments. Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer-supported Crown corporations. One restriction is that the original contribution should not be spent. Endowment agreements may also require that a portion of investment income be used to offset the eroding effect of inflation or preserve the original value.

24. Prepaid Program Costs

	In Millions
	2026	2025
	$	$

Prepaid program costs	1,480	1,396

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not-for-resale items held by taxpayer-supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2026, the total inventories held for use or consumption was $503 million (2025: $514 million). During the year, the total expense due to the consumption of inventories was $2,509 million (2025: $2,667 million) including the effect of write-downs of nil (2025: $20 million).

25. Other Assets

	In Millions
	2026	2025
	$	$

Other deferred costs	690	700

Other deferred costs include funds held by a service provider to provide group health and welfare benefits on behalf of health authorities, affiliates and community social service organizations. As at March 31, 2026, the actuarial valuation estimated fund assets were $1,815 million (2025: $1,806 million) and accrued benefit obligations were $1,224 million (2025: $1,188 million).

78	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2026	2025
	$	$
Accumulated surplus (deficit)-before remeasurement gains (losses)-beginning of year as previously reported	(8,560)	(1,213)
Surplus (deficit) for the year	(7,700)	(7,347)
Accumulated surplus (deficit)-before remeasurement gains (losses)	(16,260)	(8,560)
Effect of remeasurement gains (losses)	(862)	(1,450)
Accumulated surplus (deficit)-end of year	(17,122)	(10,010)

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by right of the Crown is capitalized at a nominal value of one dollar. The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Consolidated Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has contingent assets where the estimated amount is, or exceeds, $100,000 and the occurrence of the confirming future event is likely.

	In Millions
	2026	2025
	$	$
Litigation settlements	3	3,582
Miscellaneous	1	3
	4	3,585

PROVINCE OF BRITISH COLUMBIA	79
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

27. Contingent Assets and Contractual Rights-Continued

(c) CONTRACTUAL RIGHTS

Contractual rights are future-oriented financial information based on multi-year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

				In Millions
						2032 and
	2027	2028	2029	2030	2031	beyond	Total
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies	$	$	$	$	$	$	$
Education	53	36	17	10	8	11	135
Natural resources and economic development	488	380	388	352	327	5,467	7,402
Transportation	706	339	134	19	8	39	1,245
	1,247	755	539	381	343	5,517	8,782

Self-supported Crown corporations and agencies

Natural resources and economic development	413	307	270	223	217	3,721	5,151
Protection of persons and property	10	9	8	5	4	11	47
	423	316	278	228	221	3,732	5,198
Total	1,670	1,071	817	609	564	9,249	13,980

The following table presents amounts provided in multi-year government transfer agreements that are greater than $50 million, by sector, by year. These government transfers may be authorized by the federal government in the future.

	In Millions
						2032 and
	2027	2028	2029	2030	2031	beyond	Total
Consolidated Revenue Fund and	$	$	$	$	$	$	$
Taxpayer-supported Crown
corporations and agencies
Health	599	334	254				1,187
Education	265	198					463
Social services	1,329	1,040	1,071	1,103	1,136		5,679
Other	531	442	288	30	4	3	1,298
Natural resources and economic development	17	17					34
Transportation	39	40	40	42	43	1,376	1,580
Protection of persons and property	29						29
Total	2,809	2,071	1,653	1,175	1,183	1,379	10,270

80	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2026 was $13 million (2025: $10 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2026 totalled $9 million (2025: $6 million). See Consolidated Statement of Guaranteed Debt on page 107 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds, $100,000 but the likelihood of payment is uncertain.

	In Millions
	2026	2025
	$	$
Damage to persons or property	448	165
Tax disputes	88	68
Contract disputes	64	61
Property access disputes	16	30
Negligence and miscellaneous	3,268	4,666
	3,884	4,990

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2026 was $256 million (2025: $282 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $400 million (2025: $367 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA	81
PUBLIC ACCOUNTS 2025/26

 Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

28. Contingent Liabilities and Contractual Obligations-Continued

Environmental Clean-up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean-up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2026	2025
	$	$
Mine sites	427	364
Transportation infrastructure	46	42
Industrial sites	21	22
Salt sheds	5	5
Maintenance yards	2	3
Pulp mills	1	1
Miscellaneous	116	130
	618	567

This provision for future clean-up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. The undiscounted estimated costs for sites that require ongoing remediation, monitoring or maintenance is $178 million. Where settlement dates are known, these costs are discounted using the province's estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2026, the weighted average cost of capital is 3.78% (2025: 3.60%).

As at the reporting date, 27 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and a liability may be recorded at a later date.

Additional environmental liabilities of government business enterprises include $217 million (2025: $279 million) accrued by British Columbia Hydro and Power Authority, and $3 million (2025: $3 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Treaty Negotiations

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern-day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2026, there were 37 First Nations Groups in active or completed negotiations, representing 61 current or former Indian Act bands.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by Yale First Nation in March 2011, by the provincial government on June 2, 2011, and by the Parliament of Canada on June 19, 2013. A treaty effective date has not yet been agreed to by the parties. Through the treaty, the Province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

82	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

28. Contingent Liabilities and Contractual Obligations-Continued

It is expected the capital transfer components for all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Incremental Treaty Agreement tables are as follows:

• Ditidaht, 3,567 hectares

• Homalco, 707 hectares

• In-SHUCK-ch (Skatin and Samahquam), 9,474 hectares

• Kaska Dena Council, 677 hectares

• Kitselas, 35,290 hectares

• Kitsumkalum, 45,789 hectares

• K'omoks, 3,040 hectares

• Ktunaxa Nation Council, 418 hectares

• Lake Babine Nation (BC only), 497.6 hectares with a one-time payment of $0.02 million

• Lax Kw'alaams First Nation, 4,309 hectares

• Lheidli T'enneh, 3,416 hectares

• Nazko, 172 hectares

• NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,095 hectares

• Pacheedaht, 1,216 hectares

• Te'mexw (Malahat, Scia'new, Snaw-naw-as, Songhees and T'Sou-ke), 1,916.7 hectares

• Tla-o-qui-aht, 47 hectares

• Wei Wai Kai (Cape Mudge First Nation), 612 hectares

• Wei Wai Kum (Campbell River First Nation) 1,276 hectares

• Wuikinuxv, 13,946 hectares

• Yekooche, 5,960 hectares

Upon coming into effect, treaties and other incremental agreements will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of those First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to Aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

The BC Transportation Financing Authority has unrecorded contingent liabilities of $109 million (2025: $101 million), including $29 million (2025: $32 million) for expropriation claims and $25 million (2025: $25 million) for contaminated sites.

The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

PROVINCE OF BRITISH COLUMBIA	83
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

28. Contingent Liabilities and Contractual Obligations-Continued

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple-year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future-oriented financial information about non-discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

		In Millions
						2032 and
	2027	2028	2029	2030	2031	beyond	Total
Consolidated Revenue Fund and	$	$	$	$	$	$	$
Taxpayer-supported Crown
corporations and agencies
Health	5,995	2,312	1,591	1,080	927	4,587	16,492
Education	2,132	714	251	98	47	164	3,406
Social services	1,521	671	12				2,204
Other	117	106	16	16	13	646	914
Natural resources and economic development	166	67	57	63	40	198	591
Transportation	4,039	2,565	1,427	1,182	961	10,563	20,737
Protection of persons and property	11	11	13	13	14	229	291
General government	577	473	452	338	64	155	2,059
	14,558	6,919	3,819	2,790	2,066	16,542	46,694
Self-supported Crown corporations and agencies
Natural resources and economic development	3,155	2,469	2,426	2,116	1,990	49,855	62,011
Protection of persons and property	34	40	40	40	37	49	240
	3,189	2,509	2,466	2,156	2,027	49,904	62,251
Total	17,747	9,428	6,285	4,946	4,093	66,446	108,945

84	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

28. Contingent Liabilities and Contractual Obligations-Continued

The following table presents the amounts provided in multiple-year government transfer agreements that are greater than $50 million, by sector, by year. While there is no current obligation for these amounts, these government transfers may be authorized by government in a future year.

		In Millions
						2032 and
	2027	2028	2029	2030	2031	beyond	Total
Consolidated Revenue Fund and	$	$	$	$	$	$	$
Taxpayer-supported Crown
corporations and agencies
Health	58	57	57	57			229
Education	360	101	3				464
Social services	747	128	12	6	6	6	905
Other	1,164	695	518	315	271	6,361	9,324
Natural resources and economic development	166	109	80	66	28	113	562
Protection of persons and property	806	692	692	692	692	692	4,266
General government	22	32	29				83
Total	3,323	1,814	1,391	1,136	997	7,172	15,833

29. Taxation Revenue

	In Millions
	2026	2025
	$	$
Personal income	19,401	17,026
Provincial sales	10,836	10,363
Corporate income	7,957	8,262
Property	4,020	3,837
Employer health	3,022	3,056
Property transfer	1,681	2,005
Fuel	1,035	979
Tobacco	306	412
Carbon	251	2,606
Other	956	900
	49,465	49,446

Personal income tax and corporate income tax revenues are recorded after deductions for non-refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $161 million (2025: $160 million) and corporate income tax revenue were $132 million (2025: $221 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow-through share.

Personal income tax revenue was also reduced by $231 million (2025: $190 million) for the BC Tax Reduction.

Property tax revenue was recorded net of home owner grants of $928 million (2025: $914 million).

PROVINCE OF BRITISH COLUMBIA	85
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

30. Natural Resource Revenue

	In Millions
	2026	2025
	$	$
Petroleum, natural gas and minerals	1,225	1,162
Forests	518	514
Water and other	754	740
	2,497	2,416

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $240 million (2025: $278 million). Natural resource revenue includes mining taxes of $116 million (2025: $256 million) and logging taxes, before refunds, of $42 million (2025: $8 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,779 million (2025: $1,914 million), road credits of $19 million (2025: $13 million) and summer drilling credits of $3 million (2025: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

31. Expense

	In Millions
	2026	2025
Total Expense by Group Account Classification	$	$
Salaries and benefits	37,503	35,602
Government transfers	26,097	26,394
Operating costs	21,245	20,629
Interest [1]	4,898	4,245
Amortization	3,385	3,176
Other	1,443	1,347
	94,571	91,393

______________________________

1Total interest function costs include a $16 million net gain (2025: $76 million net loss) related to cross currency and interest rate derivatives.

86	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

32. Valuation Allowances

	In Millions
	2026	2025
	$	$
Accounts receivable	441	370
Tangible capital assets	54	18
Loans, advances and mortgages receivable	50	36
Other assets	8
Inventories held for use		19
	553	443

These amounts are included in "Other" of "Total Expense by Group Account Classification" in Note 31, and represent the write-down of assets in the above Consolidated Statement of Financial Position categories.

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements because the province has no equity in, or power of appropriation over, these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate, and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

		In Millions
	Assets	Liabilities	2026	2025
	$	$	$	$
Public Guardian and Trustee of British Columbia[1,2]
-administered by government officials	1,704	(62)	1,642	1,582
Credit Union Deposit Insurance Corporation of British Columbia[1]
-administered by various government officials and a non-government investment corporation	1,029	(2)	1,027	986
Supreme and provincial court (Suitors' Funds)
-administered by the Courts	293		293	262
Other trust funds
-administered by various government officials	368	(113)	255	153
	3,394	(177)	3,217	2,983

______________________________

1These organizations are reported under International Financial Reporting Standards.

2The Public Guardian and Trustee of British Columbia financial statements are draft and unaudited when the Public Accounts are prepared.

34. Comparison to Estimates

The Estimates numbers on the Consolidated Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 - 6 of the Estimates, Fiscal Year Ending March 31, 2026, presented to the Legislative Assembly March 4, 2025.

PROVINCE OF BRITISH COLUMBIA	87
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

35. Comparatives

Comparative figures have been restated to conform with the current year's presentation.

36. Asset Retirement Obligations

Asset retirement obligations recognized by the province include estimated costs for which there is a legal obligation to conduct activities associated with the retirement of tangible capital assets. Activities may include the remediation of hazardous materials such as asbestos in buildings and the decommissioning or restoration of assets such as land or leaseholds to their original use and condition. The following table summarizes the changes to the consolidated revenue fund and taxpayer-supported crown corporations and agencies asset retirement obligations during the year:

	In Millions
	Balance-	New
	beginning	liabilities	Accretion	Changes in	Liabilities
	of	in	expense in	estimate of	settled in
	year	the year	the year	existing[1]	the year	2026	2025
	$	$	$	$	$	$	$
Health	385	4	10	5		404	385
Education	770		7	19	(2)	794	770
Other.	312	4	5		(9)	312	312
Natural resources and economic development	17					17	17
Transportation	242			(4)		238	242
Protection of persons and property	1					1	1
General government	159			6		165	159
	1,886	8	22	26	(11)	1,931	1,886

The estimated undiscounted cash flows required to settle these obligations are $2,504 million. Those with legally stipulated settlement dates are expected to be settled between 2026 and 2086. The timing of settlement for all other obligations is dependent on the use of the underlying assets. Where the settlement date is known, estimated future costs are discounted using the province's estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2026, the weighted average cost of capital is 3.78% (2025: 3.60%).

Asset retirement obligations for self-supported Crown corporations as at March 31, 2026 were $304 million (2025: $264 million). Self-supported Crown corporations' balances are calculated using International Financial Reporting Standards. Asset retirement obligations are included in the equity balance of the particular Crown corporation or agency in Note 7.

______________________________

1Can include changes in the estimated cost, timing of settlement and the discount of the current value of the obligation.

88	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province's share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2026	2025
	$	$
Financial assets	137	113
Liabilities	169	147
Net liabilities	(32)	(34)
Non-financial assets	110	92
Accumulated surplus (deficit)	78	58

Consolidated Statement of Operations	In Millions
	2026	2025
	$	$
Revenue	285	248
Expenses	265	244
Surplus (deficit) for the year	20	4
Accumulated surplus (deficit)-beginning of year	58	54
Accumulated surplus (deficit)-end of year	78	58

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate-regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate-regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. British Columbia Hydro and Power Authority had unamortized net regulatory assets at the end of March 31, 2026 of $2,774 million (2025: $2,520 million). Regulatory accounting resulted in an increase to net income for British Columbia Hydro and Power Authority for the year ended March 31, 2026 of $681 million (2025: $602 million). Further details are included in their financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

PROVINCE OF BRITISH COLUMBIA	89
PUBLIC ACCOUNTS 2025/26

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2026-Continued

39. Amounts Collected and Transferred to Other Governments and Organizations

Legislation establishes the right of other governments and organizations to amounts prescribed under various enactments. The province acts as an administrator for amounts collected for, and transferred to, other governments and organizations. These amounts are not included in the provincial operating results. These arrangements will continue each year until legislation is amended or the agreement concludes.

	In Millions
	2026	2025
	$	$
Rural areas	598	555
South Coast British Columbia Transportation Authority	394	362
Municipalities or eligible entities	180	175
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	94	100
Habitat Conservation Trust	7	7
Cowichan Tribes	5	4
	1,278	1,203

Rural areas and local governments receive local property taxes and levies collected under the Taxation (Rural Area) Act.

South Coast British Columbia Transportation Authority receives fuel tax collected under the South Coast British Columbia Transportation Authority Act.

Municipalities, regional districts, and other eligible entities receive municipal and regional district tax collected under the Provincial Sales Tax Act.

British Columbia First Nations Gaming Revenue Sharing Limited Partnership receives 7% of provincial gaming net proceeds collected under the Gaming Control Act until March 31, 2045.

Habitat Conservation Trust Fund receives surcharges on hunting and angling licences collected under the Wildlife Act.

Cowichan Tribes receive the annual band tobacco tax collected as per a formula set out in the Consolidated Cowichan Tribes Tobacco Tax Collection Agreement.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA	91
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2026

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Health Care Occupational Health and Safety Society

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga'a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

St Michael's Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

Coast Mountain College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art and Design

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

92	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2026-Continued

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector-Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

SkilledTradesBC

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Energy Regulator

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

InBC Investment Corp.

Infrastructure BC Inc.

Innovate BC

Nechako-Kitamaat Development Fund Society

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.

BC Financial Services Authority

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

PROVINCE OF BRITISH COLUMBIA	93
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2026-Continued

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers' Association

Community Social Services Employers' Association of British Columbia

Crown Corporations Employers' Association

First Peoples' Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post-Secondary Employers' Association

The Royal British Columbia Museum Corporation

SELF-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority3

British Columbia Liquor Distribution Branch4

British Columbia Lottery Corporation4

Columbia Power Corporation3

Insurance Corporation of British Columbia5

_________________________

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 94) and on the Consolidated Statement of Operations by Sector (page 98).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province's share (14.67%) of the total provincial contributions to the partnership.

3These organizations were included in the Natural Resources and Economic Development Sector results.

4These organizations were included in the General Government Sector results.

5This organization was included in the Protection of Persons and Property Sector results.

94	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector
as at March 31, 2026

	In Millions

	Health		Education		Social Services		Other[1]		Debt Servicing[2]
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Financial Assets	$	$	$	$	$	$	$	$	$	$
Cash and cash equivalents	3,283	2,872	4,020	3,796	101	51	356	217	4,589	6,831
Temporary investments	1		190	292			160	141
Accounts receivable	1,329	1,306	349	375	113	93	220	262	1,644	1,130
Inventories for resale	2	2	21	26			3	3
Due from Crown corporations and agencies	12	10	68	56	1	5	111	22
Due from other governments	117	109	96	71	104	90	164	123
Due from self-supported Crown corporations and agencies			185	219
Equity in self-supported Crown corporations and agencies			13	33
Loans, advances and mortgages receivable	625	637	1,511	1,298	1	1	1,783	1,506
Other investments	98	92	4,545	4,172			127	213	9	9
Sinking fund investments			80	73					364	562
Derivative financial instruments	2	5					5	1	1,408	1,209
Loans for purchase of assets, recoverable from agencies									65,676	59,102
	5,469	5,033	11,078	10,411	320	240	2,929	2,488	73,690	68,843

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2026-Continued

						In Millions
	Natural Resources
	and Economic				Protection of Persons
	Development		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Financial Assets	$	$	$	$	$	$	$	$	$	$	$	$
Cash and cash equivalents	183	147	76	81	64	58	548	504	(906)	(1,741)	12,314	12,816
Temporary investments	135	92									486	525
Accounts receivable	533	531	36	32	1,540	110	4,761	4,687	(286)	(186)	10,239	8,340
Inventories for resale	124	92	5	10	2	2	3	1			160	136
Due from Crown corporations and agencies	22	15	51	37			18		(283)	(145)	0	0
Due from other governments	157	174	479	552	1,391	1,255	1,214	628			3,722	3,002
Due from self-supported Crown corporations and agencies	76	56					192	225			453	500
Equity in self-supported Crown corporations and agencies	10,168	9,425	267	248	8,736	7,193	117	86			19,301	16,985
Loans, advances and mortgages receivable	46	50			1	1	2,553	2,333	(1)		6,519	5,826
Other investments	438	438	76	76	68	57		1			5,361	5,058
Sinking fund investments			68	68					(148)	(141)	364	562
Derivative financial instruments	1		122						(130)	(6)	1,408	1,209
Loans for purchase of assets, recoverable from agencies									(30,005)	(25,525)	35,671	33,577
	11,883	11,020	1,180	1,104	11,802	8,676	9,406	8,465	(31,759)	(27,744)	95,998	88,536

PROVINCE OF BRITISH COLUMBIA	96
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2026-Continued

					In Millions

	Health		Education		Social Services		Other[1]		Debt Servicing[2]
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Liabilities	$	$	$	$	$	$	$	$	$	$

Accounts payable and accrued liabilities	5,129	4,422	2,919	2,523	550	531	2,618	2,415	2,198	1,643
Employee future benefits	2,080	1,926	850	817	39	38	20	20
Due to other governments	79	70	65	87			22	172
Due to Crown corporations, agencies and trust funds	146	43	7	9	2	2	96	55	916	1,751
Due to the Province of British Columbia	3				10	14	5	4
Deferred revenue	4,845	4,381	6,768	6,507	121	240	546	524
Taxpayer-supported debt	2,280	2,339	1,085	1,043			1,633	1,237	115,751	97,398
Self-supported debt									35,803	33,705
Derivative financial instruments									1,149	1,317
	14,562	13,181	11,694	10,986	722	825	4,940	4,427	155,817	135,814
Net assets (liabilities)	(9,093)	(8,148)	(616)	(575)	(402)	(585)	(2,011)	(1,939)	(82,127)	(66,971)

Non-financial Assets

Tangible capital assets	18,324	16,075	24,438	22,848	44	129	5,349	4,741
Restricted assets	5	5	2,564	2,459
Prepaid program costs	607	558	187	172	68	59	11	11
Other assets	642	697	3	3			45
	19,578	17,335	27,192	25,482	112	188	5,405	4,752	0	0
Accumulated surplus (deficit)	10,485	9,187	26,576	24,907	(290)	(397)	3,394	2,813	(82,127)	(66,971)

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2026-Continued

						In Millions
	Natural Resources
	and Economic				Protection of Persons
	Development		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Liabilities	$	$	$	$	$	$	$	$	$	$	$	$
Accounts payable and accrued liabilities	1,886	2,112	1,951	2,489	454	453	1,479	1,409	(290)	(169)	18,894	17,828
Employee future benefits	56	56	34	35	81	81	801	768			3,961	3,741
Due to other governments	5	15	23	7	369	304	435	189			998	844
Due to Crown corporations, agencies and trust funds	608	620	3	11		4	48	35	(1,150)	(1,865)	676	665
Due to the Province of British Columbia	11	13	8	6				1	(37)	(38)	0	0
Deferred revenue	565	553	4,252	3,688	286	307	11	13			17,394	16,213
Taxpayer-supported debt	248	251	28,017	24,241			281	293	(29,732)	(25,273)	119,563	101,529
Self-supported debt											35,803	33,705
Derivative financial instruments			550	399					(550)	(399)	1,149	1,317
	3,379	3,620	34,838	30,876	1,190	1,149	3,055	2,708	(31,759)	(27,744)	198,438	175,842
Net assets (liabilities)	8,504	7,400	(33,658)	(29,772)	10,612	7,527	6,351	5,757	0	0	(102,440)	(87,306)
Non-financial Assets
Tangible capital assets	2,260	2,292	28,000	24,605	130	168	2,169	2,013	(135)	(135)	80,579	72,736
Restricted assets											2,569	2,464
Prepaid program costs	258	282	257	215	10	9	82	90			1,480	1,396
Other assets											690	700
	2,518	2,574	28,257	24,820	140	177	2,251	2,103	(135)	(135)	85,318	77,296
Accumulated surplus (deficit)	11,022	9,974	(5,401)	(4,952)	10,752	7,704	8,602	7,860	(135)	(135)	(17,122)	(10,010)

______________________________

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canada Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	98
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2026

					In Millions

	Health		Education		Social Services		Other[1]		Debt Servicing[2]
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenue	$	$	$	$	$	$	$	$	$	$
Taxation							125	120
Contributions from the federal government	525	699	1,354	1,330	1,288	1,152	448	321
Fees and licences	806	794	2,991	3,191	3	3	46	50
Miscellaneous	2,142	2,035	1,921	1,875	63	47	168	193
Contributions from the provincial government / net earnings of self-supported Crown corporations and agencies	121	101	503	532	24	25	283	99
Natural resources
Investment income	132	137	429	384	6	7	21	36	2,168	2,222
Total revenue	3,726	3,766	7,198	7,312	1,384	1,234	1,091	819	2,168	2,222

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector
for the Fiscal Year Ended March 31, 2026-Continued

						In Millions
	Natural Resources
	and Economic				Protection of Persons
	Development		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenue	$	$	$	$	$	$	$	$	$	$	$	$
Taxation			638	601			48,702	48,725			49,465	49,446
Contributions from the federal government	178	224	466	487	263	391	10,011	9,703			14,533	14,307
Fees and licences	168	170	106	101	1,178	1,120	40	39			5,338	5,468
Miscellaneous	654	530	53	75	2,887	290	591	548	(147)	(133)	8,332	5,460
Contributions from the provincial government / net earnings of self-supported Crown corporations and agencies	963	792	37	24	1,523	1,655	2,271	2,389	(1,037)	(827)	4,688	4,790
Natural resources	2,497	2,416									2,497	2,416
Investment income	35	34	7	1	4	4	152	271	(936)	(937)	2,018	2,159
Total revenue	4,495	4,166	1,307	1,289	5,855	3,460	61,767	61,675	(2,120)	(1,897)	86,871	84,046

PROVINCE OF BRITISH COLUMBIA	100
PUBLIC ACCOUNTS 2025/26

 Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector
for the Fiscal Year Ended March 31, 2026-Continued

					In Millions

	Health		Education		Social Services		Other[1]		Debt Servicing[2]
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Expense	$	$	$	$	$	$	$	$	$	$
Salaries and benefits	17,707	16,526	14,345	13,830	785	779	367	356
Government transfers	9,413	8,887	1,739	1,749	8,121	8,397	3,157	3,184
Operating costs	12,452	12,031	2,700	2,803	1,959	1,842	289	288
Interest	115	118	51	49			37	40	4,880	4,230
Amortization	890	864	1,142	1,071	14	27	187	156
Other	373	402	295	240	104	96	62	60
Operating expense	40,950	38,828	20,272	19,742	10,983	11,141	4,099	4,084	4,880	4,230
Surplus (deficit) for the Fiscal Year ended March 31	(37,224)	(35,062)	(13,074)	(12,430)	(9,599)	(9,907)	(3,008)	(3,265)	(2,712)	(2,008)

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector
for the Fiscal Year Ended March 31, 2026-Continued

						In Millions
	Natural Resources
	and Economic				Protection of Persons
	Development		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2026	2025	2026		2026	2025	2026	2025	2026	2025	2026	2025
Expense	$	$	$	$	$	$	$	$	$	$	$	$
Salaries and benefits	1,464	1,453	324	330	1,495	1,482	1,016	846			37,503	35,602
Government transfers	2,307	2,875	164	579	1,222	1,102	665	130	(691)	(509)	26,097	26,394
Operating costs	1,071	1,233	1,495	1,310	449	558	833	571	(3)	(7)	21,245	20,629
Interest	25	25	710	705			15	16	(935)	(938)	4,898	4,245
Amortization	133	149	728	712	29	41	262	156			3,385	3,176
Other	370	492	49		228	29	453	433	(491)	(443)	1,443	1,347
Operating expense	5,370	6,227	3,470		3,423	3,212	3,244	2,152	(2,120)	(1,897)	94,571	91,393
Surplus (deficit) for the Fiscal Year ended March 31	(875)	(2,061)	(2,163)	(2,385)	2,432	248	58,523	59,523	0	0	(7,700)	(7,347)

_________________________

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

102	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Supplementary Statement to the Summary Financial Statements
Statement of Financial Position
for Self-supported Crown Corporations and Agencies1
as at March 31, 2026

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2026	2025
	Development[2]	Property[3]	Government[4]	Sub-Total	Sub-Total
Assets	$	$	$	$	$
Cash and cash equivalents	268	25	41	334	304
Accounts receivable	1,103	183	72	1,358	1,337
Inventories	444		247	691	711
Other investments	1,346	18,380		19,726	19,746
Tangible capital assets	47,240	379	680	48,299	45,761
Other assets	5,153	284	176	5,613	6,698
Total Assets	55,554	19,251	1,216	76,021	74,557

Liabilities
Accounts payable and accrued liabilities	4,668	10,273	517	15,458	17,295
Deferred revenue	5,443	84	9	5,536	6,689
Due to Province of British Columbia	77		191	268	281
Debt due to Province of British Columbia	34,890		110	35,000	32,900
Other debt	1,286	158	272	1,716	1,669
	46,364	10,515	1,099	57,978	58,834

Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(49)	615	134	700	629
Unremitted earnings-end of year	9,193	8,121	(17)	17,297	15,048
	9,190	8,736	117	18,043	15,723
Total Liabilities and Equity	55,554	19,251	1,216	76,021	74,557

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Statement of Financial Position
for Self-supported Crown Corporations and Agencies1
as at March 31, 2026-Continued

	In Millions
	Education	Natural Resources	Transportation	2026	2025
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	Grand Total	Grand Total
Assets	$	$	$	$	$
Cash and cash equivalents	69	29	53	485	478
Accounts receivable	109	470	4	1,941	1,944
Inventories	49			740	750
Other investments	61	41	289	20,117	20,116
Tangible capital assets	1,099	804	110	50,312	47,709
Other assets	2	270	4	5,889	6,973
Total Assets	1,389	1,614	460	79,484	77,970
Liabilities
Accounts payable and accrued liabilities	83	12	171	15,724	17,571
Deferred revenue	30	1	21	5,588	6,760
Due to Province of British Columbia	185			453	500
Debt due to Province of British Columbia	50			35,050	32,949
Other debt	1,025	626	1	3,368	3,205
	1,373	639	193	60,183	60,985
Equity
Investment by Province of British Columbia	74	940	107	1,167	1,167
Other comprehensive income	(8)		(5)	687	609
Unremitted earnings-end of year.	(50)	35	165	17,447	15,209
	16	975	267	19,301	16,985
Total Liabilities and Equity	1,389	1,614	460	79,484	77,970

_________________________

1Self-supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self-supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self-supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post-secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Railway Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA	104
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self-supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2026

			In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2026	2025
	Development[2]	Property[3]	Government[4]	Sub-Total	Sub-Total
	$	$	$	$	$
Revenue	7,693	7,455	6,355	21,503	20,910
Expense	6,901	5,935	4,084	16,920	16,218
Net earnings of self-supported Crown corporations and agencies	792	1,520	2,271	4,583	4,692
Dividends	(63)		(2,042)	(2,105)	(2,184)
Adjustments to dividends			(229)	(229)	(242)
Transfers (to) from deferred revenue				0	0
Increase(decrease) in unremitted earnings in self-supported Crown corporations and agencies	729	1,520	0	2,249	2,266
Unremitted earnings-beginning of year	8,464	6,601	(17)	15,048	12,782
Unremitted earnings-end of year	9,193	8,121	(17)	17,297	15,048
Accumulated other comprehensive income-beginning of year.	(67)	593	103	629	595
Other comprehensive income	18	22	31	71	34
Accumulated other comprehensive income-end of year	(49)	615	134	700	629
Investment by Province of British Columbia	46			46	46
Equity in self-supported Crown corporations and agencies for the year	9,190	8,736	117	18,043	15,723

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements
Summary of Results of Operations and Statement
of Equity for Self-supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2026-Continued

	In Millions
	Education	Natural Resources	Transportation	2026	2025
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	Grand Total	Grand Total
	$	$	$	$	$
Revenue	22	158	41	21,724	21,137
Expense	24	70	22	17,036	16,347
Net earnings of self-supported Crown corporations and agencies	(2)	88	19	4,688	4,790
Dividends	(25)	(92)		(2,222)	(2,309)
Adjustments to dividends				(229)	(242)
Transfers (to) from deferred revenue	1			1	42
Increase(decrease) in unremitted earnings in self-supported Crown corporations and agencies	(26)	(4)	19	2,238	2,281
Unremitted earnings-beginning of year.	(24)	39	146	15,209	12,928
Unremitted earnings-end of year.	(50)	35	165	17,447	15,209
Accumulated other comprehensive income-beginning of year.	(14)		(6)	609	582
Other comprehensive income	6		1	78	27
Accumulated other comprehensive income-end of year	(8)	0	(5)	687	609
Investment by Province of British Columbia	74	940	107	1,167	1,167
Equity in self-supported Crown corporations and agencies for the year	16	975	267	19,301	16,985

_________________________

1Self-supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self-supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self-supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post-secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Railway Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA	106
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2026

	In Millions
	Land and		Highway	Transport-	Computer
	Land		Infrastruc-	ation	Hardware/		2026	2025
	Improvements	Building	ture	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]	7,906	59,317	31,302	6,988	6,976	8,782	121,271	111,609
Opening Cost	458	5,440	2,081	1,974	459	944	11,356	10,379
Additions	(91)	(81)	(39)	(44)	(363)	(418)	(1,036)	(717)
Disposals and valuation adjustments	8,273	64,676	33,344	8,918	7,072	9,308	131,591	121,271

Accumulated Amortization

Opening balance	(498)	(21,716)	(14,098)	(1,970)	(4,417)	(5,836)	(48,535)	(46,026)
Amortization expense	(36)	(1,438)	(632)	(120)	(550)	(609)	(3,385)	(3,176)
Effect of disposals and valuation adjustments	1	115	36	43	339	374	908	667

	(533)	(23,039)	(14,694)	(2,047)	(4,628)	(6,071)	(51,012)	(48,535)
Net book value for the year ended March 31, 2026	7,740	41,637	18,650	6,871	2,444	3,237	80,579
Net book value for the year ended March 31, 2025	7,408	37,601	17,204	5,018	2,559	2,946		72,736

_________________________

1This statement includes assets that are held on capital leases at March 31, 2026 at a gross value of $392 million less accumulated amortization of $(149) million for a net book value totalling $243 million (2025: gross value of $406 million less accumulated amortization of $(160) million for a net book value of $246 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(1) million for a net book value of $1 million (2025: gross $2 million less accumulated amortization $(1) million for a net book value of $1 million); computer hardware/software gross $59 million less accumulated amortization $(31) million for a net book value of $28 million (2025: gross $74 million less accumulated amortization $(51) million for a net book value of $23 million); buildings gross $322 million less accumulated amortization $(111) million for a net book value of $211 million (2025: gross $322 million less accumulated amortization $(102) million for a net book value $220 million); and other assets gross $9 million less accumulated amortization $(6) million for a net book value of $3 million (2025: gross $8 million less accumulated amortization $(6) million for a net book value of $2 million).

2Historical cost includes work-in-progress at March 31, 2026 totalling $18,580 million (2025: $15,228 million) comprised of: buildings $10,608 million (2025: $8,704 million); land improvements $88 million (2025: $103 million); highway infrastructure $2,255 million (2025: $2,513 million); transportation equipment $4,532 million (2025: $2,680 million); computer hardware/software $604 million (2025: $851 million); and specialized equipment $493 million (2025: $377 million). Work-in-progress is not amortized. Work-in-progress includes capitalized interest expense at March 31, 2026 totalling $170 million (2025: $111 million).

3"Other" at net book value includes office furniture and equipment $1,108 million (2025: $1,065 million), vehicles $165 million (2025: $153 million), machinery $1,799 million (2025: $1,552 million) and miscellaneous $165 million (2025: $176 million).

PROVINCE OF BRITISH COLUMBIA	107
PUBLIC ACCOUNTS 2025/26

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2026

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown  corporations and agencies, and SUCH1 sector entities.

	In Millions
	2026		2025
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer-supported Guaranteed Debt
Natural resources and economic development:
Financial Administration Act:
Feeder's Association Loan Guarantee	13	9	10	6
Total taxpayer-supported guaranteed debt	13	9	10	6

Provision for probable payout		(1)		(1)

Net total, all guaranteed debt	13	8	10	5

_________________________

1School districts, universities, colleges and health authorities/hospital societies.

108	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Supplementary Statement to the

Summary Financial Statements

Schedule of Investments

as at March 31, 2026

This schedule of investments includes temporary investments, other investments, sinking funds and restricted assets.

			In Millions
		Fair value	Fair value	Fair value
	Cost	level 1	level 2	level 3	Pensions[1]	2026	2025
	$	$	$	$	$	$	$
Pooled investment portfolios	136	3,016	706	1,511	162	5,531	5,180
Equity investments	7	1,224	214	38		1,483	1,358
Provincial government bonds		377	3			380	583
Municipal, corporate and other bonds		81	76			157	151
Government of Canada bonds		3	6			9	57
Miscellaneous[2]	662	232	49	92	185	1,220	1,280
Total	805	4,933	1,054	1,641	347	8,780	8,609

_________________________

1Pension investments included in the financial statements of certain post-secondary institutions.

2Miscellaneous consists of other pooled funds and alternative investments.

The following table reconciles the changes in fair value of financial instruments classified as Level 3 during the year:

	In Millions
	2026	2025
	$	$
Balance-beginning of year	1,609	1,376
Unrealized gains (losses)	(44)	125
Purchases	296	269
Dispositions	(250)	(176)
Reclassifications	30	15
Balance-end of year	1,641	1,609

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a) the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province's annual surplus (deficit); and

b) the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2026
(Unaudited)

			In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
Taxpayer-supported (Government Organizations)	$	$	$	$	$	$
BC Family Maintenance Agency Ltd	22	(22)
BC Financial Services Authority	73	(80)	(7)	(1)		(8)
BC Games Society	4	(4)
BC Health Care Occupational Health and Safety Society	9	(9)
BC Infrastructure Benefits Inc	344	(344)
BCNET	29	(30)	(1)	(2)		(3)
B.C. Pavilion Corporation	175	(183)	(8)	36		28
BC Transportation Financing Authority	668	(1,898)	(1,230)	48		(1,182)
British Columbia Assessment Authority	132	(131)	1			1
British Columbia Energy Regulator	117	(85)	32			32
British Columbia Housing Management Commission	2,671	(2,574)	97	396		493
British Columbia Public School Employers' Association	11	(11)		(1)		(1)
British Columbia Securities Commission	94	(89)	5			5
British Columbia Transit	502	(500)	2	82		84
Canadian Blood Services	274	(268)	6	11		17
Columbia Basin Trust	69	(113)	(44)		92	48
Community Living British Columbia	1,906	(1,906)		3		3
Community Social Services Employers' Association of British Columbia	5	(5)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers' Association
Destination BC Corp	59	(60)	(1)			(1)
First Peoples' Heritage, Language and Culture Council	55	(55)
Forest Enhancement Society of BC	23	(23)		1		1
Forestry Innovation Investment Ltd	21	(21)

PROVINCE OF BRITISH COLUMBIA	112
PUBLIC ACCOUNTS 2025/26

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2026-Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
Taxpayer-supported (Government Organizations)	$	$	$	$	$	$
-Continued
Health Employers Association of British Columbia	67	(67)		82		82
InBC Investment Corp	12	(8)	4			4
Infrastructure BC Inc	14	(14)
Innovate BC	28	(28)
Knowledge Network Corporation	19	(15)	4			4
Legal Services Society	172	(172)
Nechako-Kitamaat Development Fund Society	1		1			1
Organized Crime Agency of British Columbia Society	33	(33)		1		1
Post-Secondary Employers' Association	5	(5)
SkilledTradesBC	118	(115)	3	1		4
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	32	(31)	1	70		71
Taxpayer-supported Crown corporations and agencies	7,767	(8,902)	(1,135)	727	92	(316)

SUCH Sector

School Districts	9,678	(9,500)	178	729		907
Universities	7,566	(7,232)	334	290	25	649
Colleges and Institutes	1,845	(1,876)	(31)	294		263
Health Authorities	31,136	(31,116)	20	1,616		1,636
Hospital Societies	1,758	(1,752)	6	443		449
SUCH sector	51,983	(51,476)	507	3,372	25	3,904

Net impact of taxpayer-supported Crown corporations, agencies and SUCH sector	59,750	(60,378)	(628)	4,099	117	3,588

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2026-Continued
(Unaudited)

			In Millions
						Adjusted
			Net			Net
	Revenue	Expense	Income	Adjustments	Dividends	Income[2]
Self-supported (Government Enterprises)	$	$	$	$	$	$
British Columbia Hydro and Power Authority.	7,594	(6,873)	721		(3)	718
British Columbia Liquor Distribution Branch	3,714	(2,709)	1,005		(1,005)
British Columbia Lottery Corporation	2,641	(1,375)	1,266		(1,266)
Columbia Power Corporation	99	(28)	71		(60)	11
Insurance Corporation of British Columbia	7,455	(5,935)	1,520			1,520
Sub-total	21,503	(16,920)	4,583	0	(2,334)	2,249
British Columbia Railway Company[3]	41	(22)	19			19
Columbia Basin Trust joint ventures4	158	(70)	88		(92)	(4)
Great Northern Way Campus Trust[5]	13	(7)	6		(2)	4
Heritage Realty Properties Ltd [6]	4	(5)	(1)			(1)
SFU Community Trust	9		9		(3)	6
UBC Properties Investments Ltd.	(19)		(19)		(18)	(37)
Vancouver Island Technology Park Trust [6]	8	(6)	2		(1)	1
Miscellaneous	7	(6)	1		(1)
Sub-total	221	(116)	105	0	(117)	(12)
Net impact of self-supported Crown corporations and agencies	21,724	(17,036)	4,688	0	(2,451)	2,237

_________________________

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3Subsidiary of BC Transportation Financing Authority.

4Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

5Subsidiary owned 25% each by Emily Carr University of Art and Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

6Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA	114
PUBLIC ACCOUNTS 2025/26

SUCH1 Statement of Financial Position
as at March 31, 2026
(Unaudited)

			In Millions
	Health
	Authorities		Colleges
	& Hospital		and	School	2026	2025
	Societies[2]	Universities	Institutes	Districts	Total	Total
Financial Assets	$	$	$	$	$	$
Cash and cash equivalents	3,247	1,320	673	2,008	7,248	6,620
Temporary investments	1	63	20	111	195	291
Accounts receivable	585	205	49	112	951	974
Inventories for resale	48	15	6		69	89
Due from Crown corporations, agencies and trust funds	1,378	143	52	34	1,607	1,055
Due from other governments	92	78	7	1	178	145
Due from self-supported Crown corporations and agencies		168	18		186	218
Equity in self-supported Crown corporations and agencies		9		2	11	31
Loans, advances and mortgages receivable	625	151			776	778
Other investments	8	4,185	196	163	4,552	4,178
Sinking fund investments		71	12		83	74
Financial assets before accounting adjustments	5,984	6,408	1,033	2,431	15,856	14,453
Policy accounting adjustments	(165)	(17)	2	194	14	(81)
Financial assets	5,819	6,391	1,035	2,625	15,870	14,372

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

SUCH1 Statement of Financial Position
as at March 31, 2026-Continued
(Unaudited)

			In Millions
	Health
	Authorities		Colleges
	& Hospital		and	School	2026	2025
	Societies[2]	Universities	Institutes	Districts	Total	Total
Liabilities	$	$	$	$	$	$
Accounts payable and accrued liabilities	3,986	919	314	1,361	6,580	5,741
Employee future benefits	2,064	440	117	284	2,905	2,718
Due to other governments	51	35	19	11	116	132
Due to Crown corporations, agencies and trust funds	79	10	3	2	94	97
Deferred revenue	17,106	9,662	2,422	9,956	39,146	35,248
Taxpayer-supported debt	2,277	908	148	27	3,360	3,374
Liabilities before accounting adjustments	25,563	11,974	3,023	11,641	52,201	47,310
Policy accounting adjustments	(12,930)	(4,020)	(1,965)	(9,117)	(28,032)	(24,715)
Liabilities	12,633	7,954	1,058	2,524	24,169	22,595
Net liabilities	(6,814)	(1,563)	(23)	101	(8,299)	(8,223)
Non-financial Assets
Tangible capital assets	18,349	9,627	2,478	12,313	42,767	38,909
Restricted assets	5	2,453	66	3	2,527	2,428
Prepaid program costs	457	131	22	28	638	584
Other assets	594			3	597	624
Non-financial assets before accounting adjustments	19,405	12,211	2,566	12,347	46,529	42,545
Policy accounting adjustments	(62)	(6)	(6)	(4)	(78)	(37)
Non-financial assets	19,343	12,205	2,560	12,343	46,451	42,508
Accumulated surplus (deficit)	12,529	10,642	2,537	12,444	38,152	34,285

_________________________

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter-entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA	116
PUBLIC ACCOUNTS 2025/26

SUCH1 Statement of Operations

for the Fiscal Year Ended March 31, 2026

(Unaudited)

	In Millions
	Health
	Authorities		Colleges
	& Hospital		and	School	2026	2025
	Societies[2]	Universities	Institutes	Districts	Total	Total
Revenue	$	$	$	$	$	$
Contributions from the federal government	21	691	26	28	766	766
Fees and licences	657	2,131	589	258	3,635	3,807
Contributions from the provincial government/Crown corporations and agencies	29,209	3,044	1,036	8,839	42,128	39,892
Miscellaneous	941	1,358	162	502	2,963	2,748
Investment income	73	339	34	51	497	478
Total revenue	30,901	7,563	1,847	9,678	49,989	47,691

Expense

Salaries and benefits	17,351	4,810	1,357	7,869	31,387	29,835
Government transfers		422	26		448	440
Operating costs	12,184	1,278	319	1,129	14,910	14,355
Interest	115	44	5	1	165	166
Amortization	888	518	127	485	2,018	1,885
Other	337	160	42	16	555	599
Total operating expense	30,875	7,232	1,876	9,500	49,483	47,280
Surplus (deficit) for the year before accounting adjustments	26	331	(29)	178	506	411
Policy accounting adjustments	2,059	290	294	729	3,372	3,037
Surplus (deficit) for the year	2,085	621	265	907	3,878	3,448

_________________________

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter-entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA	117
PUBLIC ACCOUNTS 2025/26

Summary Financial Statements
Consolidated Staff Utilization1
for the Fiscal Year Ended March 31, 2026
(Unaudited)

				Variance
				2025/26	2025/26
	2025/26	2025/26	2024/25	Actual	vs
	Budget	Actual	Actual	To Budget	2024/25
Consolidated Revenue Fund[2]		37,130	39,036	(1,770)	(1,906)
Taxpayer-supported Crown corporations and agencies[3]	9,486	10,235	9,575	749	660
Total staff utilization	48,386	47,365	48,611	(1,021)	(1,246)

The table above provides a summary of full-time equivalent (FTE) employment.

_________________________

1Staff utilization is the full-time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer-supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self-supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

120	PROVINCE OF BRITISH COLUMBIA
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PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund1
Statement of Financial Position
as at March 31, 2026
(Unaudited)

	In Millions
	2026	2025
Financial Assets	$	$

Cash and cash equivalents	5,235	7,348
Accounts receivable	9,327	7,230
Inventories for resale	137	104
Due from other governments	3,343	2,719
Due from Crown corporations and agencies	1,471	1,292
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,963	3,534
Other investments	287	372
Derivative financial instruments	1,408	1,209
Loans for purchase of assets, recoverable from agencies	65,676	59,102
	91,441	83,504
Liabilities

Accounts payable and accrued liabilities	9,200	9,204
Employee future benefits	984	954
Due to other governments	874	701
Due to Crown corporations, agencies and trust funds	4,953	4,787
Deferred revenue	1,275	1,234
Taxpayer-supported debt	115,839	97,502
Self-supported debt	35,633	33,332
Derivative financial instruments	1,149	1,317
	169,907	149,031
Net assets (liabilities)	(78,466)	(65,527)

Non-financial Assets

Tangible capital assets	3,914	3,907
Prepaid program costs	442	455
	4,356	4,362
Accumulated operating result	(74,110)	(61,165)

_________________________

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

122	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund1
Statement of Operations
for the Fiscal Year Ended March 31, 2026
(Unaudited)

		In Millions
	2026		2025
	Estimates[2]	Actual	Actual
Revenue	$	$	$
Taxation	48,800	48,549	48,493
Contributions from the federal government	11,122	10,202	10,046
Other revenue	1,907	4,495	2,313
Dividends	2,122	2,102	2,182
Natural resources	2,449	1,953	1,833
	66,400	67,301	64,867
Expense
Health	39,835	39,516	37,177
Education	14,954	14,989	14,147
Social services	10,086	9,630	9,932
Other	7,645	3,470	3,514
Interest[3]	2,738	2,836	2,314
Natural resources and economic development	3,348	3,993	4,718
Transportation	1,156	1,110	1,425
Protection of persons and property	2,273	2,648	2,652
General government	1,670	2,634	1,490
	83,705	80,826	77,369
Operating result for the year	(17,305)	(13,525)	(12,502)

Accumulated operating result-beginning of year.		(59,357)	(46,855)
		(72,882)	(59,357)
Net remeasurement gains (losses)		(1,228)	(1,808)
Accumulated operating result-end of year		(74,110)	(61,165)

_________________________

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on March 4, 2025. It does not include other authorizations granted under statutory authority of $946 million (2025: $2,343 million).

3Interest expense does not include the following: interest of $2,118 million (2025: $1,912 million) on cost of borrowing for relending to government bodies; and interest of $3 million (2025: $3 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA	123
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund1
Statement of Remeasurement Gains and Losses
for the Fiscal Year Ended March 31, 2026
(Unaudited)

	In Millions
	2026	2025
	$	$
Accumulated remeasurement gains (losses)-beginning of year:
Foreign exchange	(2,062)	(395)
Derivatives	256	(208)
Portfolio investments	(2)	(16)
Total accumulated remeasurement gains (losses)-beginning of year	(1,808)	(619)
Changes in unrealized gains (losses) attributable to:
Foreign exchange	348	(1,663)
Derivatives	235	460
Portfolio investments	(3)	14
Total changes in unrealized gains (losses)	580	(1,189)
Amounts reclassified to the statement of operations:
Foreign exchange	4	(4)
Derivatives	(4)	4
Total reclassified to the statement of operations	0	0
Total remeasurement gains (losses) attributable to:
Foreign exchange	(1,710)	(2,062)
Derivatives	487	256
Portfolio investments	(5)	(2)
Accumulated remeasurement gains (losses)-end of year	(1,228)	(1,808)

_________________________

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

124	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 General Fund

Statement of Financial Position

as at March 31, 2026

(Unaudited)

	In Millions
	2026	2025
Financial Assets	$	$
Cash and cash equivalents	4,593	6,727
Accounts receivable	9,327	7,230
Inventories for resale	137	104
Due from other governments	3,343	2,719
Due from Crown corporations and agencies	1,471	1,292
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,963	3,534
Other investments	287	372
Derivative financial instruments	1,408	1,209
Loans for purchase of assets, recoverable from agencies	65,676	59,102
	90,799	82,883
Liabilities
Accounts payable and accrued liabilities	9,200	9,204
Employee future benefits	984	954
Due to other governments	874	701
Due to Crown corporations, agencies and trust funds	4,953	4,787
Deferred revenue	1,275	1,234
Taxpayer-supported debt	115,839	97,502
Self-supported debt	35,633	33,332
Derivative financial instruments	1,149	1,317
	169,907	149,031
Net assets (liabilities)	(79,108)	(66,148)
Non-financial Assets
Tangible capital assets	3,914	3,907
Prepaid program costs	442	455
	4,356	4,362
Accumulated operating result	(74,752)	(61,786)

PROVINCE OF BRITISH COLUMBIA	125
PUBLIC ACCOUNTS 2025/26

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2026

(Unaudited)

		In Millions
	2026		2025
	Estimates	Actual	Actual
Revenue	$	$	$
Taxation	48,800	48,549	48,493
Contributions from the federal government	11,122	10,202	10,046
Other revenue	1,883	4,474	2,283
Dividends	2,122	2,102	2,182
Natural resources	2,449	1,953	1,833
	66,376	67,280	64,837
Expense
Health	39,835	39,516	37,177
Education	14,954	14,989	14,147
Social services	10,086	9,630	9,932
Other	7,645	3,470	3,514
Interest	2,738	2,836	2,314
Natural resources and economic development	3,348	3,993	4,718
Transportation	1,156	1,110	1,425
Protection of persons and property	2,273	2,648	2,652
General government	1,670	2,634	1,490
	83,705	80,826	77,369
Operating result for the year	(17,329)	(13,546)	(12,532)
Accumulated operating result-beginning of year		(59,978)	(47,446)
		(73,524)	(59,978)
Net remeasurement gains (losses)		(1,228)	(1,808)
Accumulated operating result-end of year		(74,752)	(61,786)

126	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2026

(Unaudited)

	In Millions
	2026	2025
	$	$
Financial Assets	642	621
Cash and cash equivalents	642	621
Accumulated operating result	642	621

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2026

(Unaudited)

		In Millions
	2026		2025
	Estimates	Actual	Actual
Revenue	$	$	$
Other revenue	24	21	30
	24	21	30
Operating result for the year	24	21	30
Accumulated operating result-beginning of year		621	591
Accumulated operating result-end of year		642	621

PROVINCE OF BRITISH COLUMBIA	127
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2026

(Unaudited)

		In Millions
		2026		2025
	Receipts	Disbursements	Net	Net
Operating Transactions	$	$	$	$
Operating result for the year			(13,525)	(12,502)
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			382	352
Amortization of public debt deferred revenue and deferred charges			(121)	84
Concessionary loan adjustments increase			63	55
Valuation adjustments			73	52
Accounts receivable (increase)			(2,104)	(310)
Due from other governments (increase)			(624)	(350)
Due from self-supported Crown corporations and agencies (increase)			(179)	(229)
Accounts payable (decrease) increase			(4)	301
Employee future benefits increase (decrease)			30	(3)
Due to other governments increase (decrease)			173	(654)
Due to Crown corporations, agencies and funds increase (decrease)			166	(880)
Deferred revenue and items applicable to future operations increase (decrease)			44	(279)
Cash (used for) operations			(15,626)	(14,363)

Capital Transactions

Tangible capital assets dispositions (acquisitions)	23	(428)	(405)	(465)
Cash (used for) capital	23	(428)	(405)	(465)

Investment Transactions

Loans, advances and mortgages receivable issues	393	(935)	(542)	(488)
Other investments-net decrease (increase)	107	(24)	83	(3)
Cash (used for) investments	500	(959)	(459)	(491)
Total cash (requirement)			(16,490)	(15,319)

128	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2026-Continued

(Unaudited)

		In Millions
		2026		2025
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirement) carried forward from previous page			(16,490)	(15,319)

Financing Transactions[1]
Public debt increase	59,705	(38,524)	21,181	26,153
(Used for) purchase of assets, recoverable from agencies	22,069	(28,873)	(6,804)	(5,491)
Cash derived from financing	81,774	(67,397)	14,377	20,662
(Decrease) increase in cash and cash equivalents			(2,113)	5,343
Cash and cash equivalents-beginning of year			7,348	2,005
Cash and cash equivalents-end of year			5,235	7,348

Cash and cash equivalents are made up of:
Cash			4,818	7,009
Cash equivalents			417	339
			5,235	7,348

_________________________

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA	129
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2026

(Unaudited)

	In Millions
	2026		2025
	Estimates	Actual	Actual
	$	$	$

Taxation Revenue[1]
Personal income	17,751	19,401	17,026
Provincial sales	10,953	10,828	10,355
Corporate income	6,209	7,957	8,262
Property	3,753	3,742	3,574
Employer health	3,147	3,022	3,056
Carbon	3,046	251	2,604
Property transfer	2,247	1,681	2,005
Fuel	490	557	531
Tobacco	450	306	412
Other	870	945	900
Tax Targeting Home Flipping Activity	43	2
Commissions on collection of public funds	(83)	(82)	(80)
Valuation adjustments	(76)	(61)	(152)
Total taxation revenue	48,800	48,549	48,493
Contributions from the Federal Government
Canada health and social transfers	9,911	9,825	9,541
Other contributions	1,211	377	505
Total contributions from the federal government	11,122	10,202	10,046
Other Revenue
Motor vehicle licences and permits	654	647	640
Other fees and licences	601	683	649
Investment earnings	266	307	603
Miscellaneous	406	3,108	480
Asset dispositions	18
Commissions on collection of public funds	(8)	(8)	(8)
Valuation adjustments	(30)	(242)	(51)
Total other revenue	1,907	4,495	2,313
Dividends
Self-supported Crown corporations
British Columbia Lottery Corporation	1,046	1,037	1,054
British Columbia Liquor Distribution Branch	1,016	1,005	1,094
Columbia Power Corporation	60	60	34
Total dividends	2,122	2,102	2,182

130	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2026-Continued

(Unaudited)

	In Millions
	2026		2025
	Estimated	Actual	Actual
	$	$	$

Natural Resource Revenue[2]
Petroleum, natural gas and minerals	1,235	934	924
Forests	503	397	328
Water and other	723	649	634
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(11)	(26)	(52)
Total natural resource revenue	2,449	1,953	1,833
Net Consolidated Revenue Fund Revenue	66,400	67,301	64,867
Revenue Collected for and Transferred to Crown Corporations,

Agencies and Other Entities[3]
Ministry of Energy and Climate Solutions
British Columbia Energy Regulator	(55)	(56)	(53)
Ministry of Finance
British Columbia Transit	(18)	(18)	(17)
BC Transportation Financing Authority	(450)	(467)	(438)
Cowichan Tribes	(4)	(5)	(4)
Municipalities or Eligible Entities	(178)	(180)	(174)
Rural Areas	(600)	(598)	(555)
South Coast British Columbia Transportation Authority	(386)	(394)	(362)
Ministry of Indigenous Relations and Reconciliation
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	(96)	(94)	(100)
Ministry of Water, Land and Resource Stewardship
Habitat Conservation Trust	(6)	(7)	(7)
Total	(1,793)	(1,819)	(1,710)

_________________________

1Personal income tax and corporate income tax revenues are recorded after deductions for non-refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $161 million (2025: $160 million) and corporate income tax were $132 million (2025: $221 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow-through share.

Personal income tax revenue was also reduced by $231 million (2025: $190 million) for the BC Tax Reduction.

Property tax revenue was recorded net of home owner grants of $928 million (2025: $914 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $240 million (2025: $278 million). Natural resource revenue includes mining taxes of $116 million (2025: $256 million) and logging taxes of $19 million (2025: nil).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,779 million (2025: $1,914 million), road credits of $19 million (2025: $13 million) and summer drilling credits of $3 million (2025: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA	131
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2026

(Unaudited)

	In Thousands
		Other
	Estimates	Authorizations	Total	Actual
Special Offices, Ministries and Other Appropriations	$	$	$	$

Legislative Assembly	138,852		138,852	125,048
Officers of the Legislature	99,775	17,234	117,009	112,866
Office of the Premier	18,450	(638)	17,812	15,449
Agriculture and Food	142,977	26,081	169,058	163,338
Attorney General	900,044	181,683	1,081,727	1,080,517
Children and Family Development	2,442,836	152,575	2,595,411	2,594,339
Citizens' Services	705,355	580,873	1,286,228	1,260,924
Education and Child Care	9,827,605	247,501	10,075,106	10,073,587
Emergency Management and Climate Readiness	125,127	220,521	345,648	341,453
Energy and Climate Solutions	112,095	132,819	244,914	242,208
Environment and Parks	221,476	54,385	275,861	272,397
Finance	1,533,864	148,329	1,682,193	1,642,336
Forests	890,778	475,240	1,366,018	1,285,274
Health	35,144,178	1,171,630	36,315,808	36,271,116
Housing and Municipal Affairs	1,541,971	134,772	1,676,743	1,676,407
Indigenous Relations and Reconciliation	186,958	159,431	346,389	345,111
Infrastructure	55,332	(764)	54,568	49,243
Jobs and Economic Growth	116,723	31,152	147,875	147,764
Labour	25,986	(1,642)	24,344	23,197
Mining and Critical Minerals	61,012	94,515	155,527	155,522
Post-Secondary Education and Future Skills	3,515,868	183,782	3,699,650	3,697,443
Public Safety and Solicitor General	1,137,182	151,018	1,288,200	1,286,920
Social Development and Poverty Reduction	5,747,116	(12,411)	5,734,705	5,734,419
Tourism, Arts, Culture and Sport	191,478	(616)	190,862	189,918
Transportation and Transit	1,191,816	(13,129)	1,178,687	1,138,906
Water, Land and Resource Stewardship	221,318	132,875	354,193	354,183
Management of Public Funds and Debt	2,738,120	96,144	2,834,264	2,835,749
Contingencies (All Ministries) and New Programs	4,000,000	(3,417,599)	582,401	500
Capital Funding	7,258,544		7,258,544	5,014,283
Commissions on Collection of Public Funds[1]	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	3,408,000		3,408,000	2,691,316
Forest Practices Board	4,162		4,162	4,061
Total expense	83,705,000	945,761	84,650,761	80,825,794

132	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2026-Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
Summary of Appropriations	$	$	$	$

Voted expense	82,146,902	754,092	82,900,994	79,174,505
Statutory
Various Act	92,000	124,946	216,946	186,603
Special Accounts	1,569,840	160,852	1,730,692	1,661,072
Inter-account transfers	(103,742)	(94,129)	(197,871)	(196,386)
Total expense by appropriation 2025/26	83,705,000	945,761	84,650,761	80,825,794

Total expense by appropriation 2024/25	78,487,000	2,342,985	80,829,985	77,368,925

_________________________

1The budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA	133
PUBLIC ACCOUNTS 2025/26

 Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2026

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
Special Offices, Ministries and Other Appropriations	$	$	$	$
All Ministries		370,664	370,664	370,664
Legislative Assembly	10,732	1,101	11,833	11,833
Officers of the Legislature	893	313	1,206	791
Office of the Premier	3		3
Agriculture and Food	853		853	685
Attorney General	9,891	(275)	9,616	7,342
Children and Family Development	2,230		2,230	2,191
Citizens' Services	333,487	275	333,762	230,931
Education and Child Care	3		3	2
Emergency Management and Climate Readiness	53		53
Energy and Climate Solutions	64,513	1,243	65,756	62,467
Environment and Parks	32,956	5,310	38,266	38,266
Finance	2,543,356	58,121	2,601,477	2,622,295
Forests	209,927		209,927	157,834
Health	30	5,085	5,115	5,115
Housing and Municipal Affairs	1,816		1,816
Indigenous Relations and Reconciliation	126,003		126,003	126,883
Infrastructure	34,504		34,504	29,566
Jobs and Economic Growth	3		3	1
Labour	3		3	1
Mining and Critical Minerals	548		548	223
Post-Secondary Education and Future Skills	504		504	1
Public Safety and Solicitor General	4,701		4,701	3,742
Social Development and Poverty Reduction	1,854		1,854	80
Tourism, Arts, Culture and Sport	603		603	267
Transportation and Transit	3,135	211	3,346	3,346
Water, Land and Resource Stewardship	13,215	650	13,865	7,750
Contingencies (All Ministries) and New Programs	100,000	(10,650)	89,350
Total financing transaction disbursements	3,495,816	432,048	3,927,864	3,682,276

Summary of Appropriations

Loans, investments and other requirements	1,050,032	401,964	1,451,996	1,435,890
Revenue collected for, and transferred to, other entities	1,792,626	30,084	1,822,710	1,818,690
Capital expenditures	653,158		653,158	427,696
Total financing transactions by appropriation	3,495,816	432,048	3,927,864	3,682,276

134	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Consolidated Revenue Fund

Schedule of Write-offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2026

(Unaudited)

		In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
Ministry	$	$	$
Ministry of Citizens' Services	13
Ministry of Education and Child Care	3
Ministry of Finance	77	16	9
Ministry of Forests		5
Ministry of Health	5
Ministry of Post-Secondary Education and Future Skills		5
Ministry of Social Development and Poverty Reduction	3	5
Ministry of Water, Land and Resource Stewardship	1
Total 2025/26	102	31	9

Total 2024/25	96	45	3

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write-off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt; calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis; and do not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year-end.

136	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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PROVINCE OF BRITISH COLUMBIA	137
PUBLIC ACCOUNTS 2025/26

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer-supported debt; and (2) self-supported debt.

Taxpayer-supported Debt-includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer-supported Crown corporation.

Self-supported Debt-includes the debt of commercial Crown corporations and agencies as well as the Warehouse Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2026 was $154,795 million, which consists of $155,366 million in the Summary Financial Statements and excludes the unrealized foreign exchange loss of $2,011 million of hedged foreign denominated debt translated to the March 31, 2026 exchange rates, in addition to $1,795 million of debt included as part of equity in self-supported Crown corporations and agencies and $9 million of guaranteed debt less $364 million of sinking fund investments.

138	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Provincial Debt

as at March 31, 2026

(Unaudited)

The accumulated provincial net debt of $154,795 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2026, taxpayer-supported net debt totalled $117,440 million including government capital ($50,887 million), government operating ($33,427 million), BC Transportation Financing Authority ($27,752 million), health authorities and hospital societies ($2,277 million), social housing ($1,627 million), post-secondary institutions ($1,003 million) and other debt ($467 million). Other debt is comprised mainly of debt related to BC Pavilion Corporation, British Columbia Transit, InBC Investment Corp., and school districts.

At March 31, 2026, self-supported debt totalled $37,355 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($34,325 million), Columbia Basin power projects ($1,192 million), commercial subsidiaries of certain post-secondary institutions ($1,025 million), Columbia Power Corporation ($257 million), British Columbia Liquor Distribution Branch ($216 million), British Columbia Lottery Corporation ($166 million), and debt of other government business enterprises ($174 million). Debt of other government business enterprises is debt related to Columbia Basin Trust's share of real estate investment joint ventures, and the Insurance Corporation of British Columbia.

Chart 1 - Provincial debt as at March 31, 2026
In Millions/Percent of Total

PROVINCE OF BRITISH COLUMBIA	139
PUBLIC ACCOUNTS 2025/26

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $20,918 million in 2025/26 when compared to the prior year. This includes an increase in taxpayer-supported debt of $18,351 million and an increase in self-supported debt of $2,567 million. There was no Warehouse Program debt at fiscal year-end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2026.

Taxpayer-supported Debt-Increased by $18,351 million due to $8,911 million for government operating requirements, $5,348 million to fund government capital requirements, $3,674 million for BC Transportation Financing Authority, $390 million for social housing, $51 million for British Columbia Transit, $27 million for post-secondary institutions, $6 million net increase for other entities, partially offset by a $56 million decrease for health authorities and hospital societies.

Self-supported Debt-Increased by $2,567 million due to new capital financing requirements of $2,435 million for British Columbia Hydro and Power Authority, $129 million for post-secondary institutions' subsidiaries, and $109 million for the Insurance Corporation of British Columbia, offset by a $106 million decrease for other commercial crown corporations.

Chart 2 - Change in provincial debt for the year ended March 31, 2026

_________________________

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

140	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Reconciliation of Summary Financial Statements' Deficit (Surplus)

to Change in Taxpayer-supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2026

(Unaudited)

	In Millions
	2026	2025
	$	$
Deficit (surplus) for the year	7,700	7,347
Taxpayer-supported debt decreased by:
Non-cash expenses included in deficit (surplus)	(4,050)	(3,589)
Foreign exchange adjustments	319	(1,822)
	(3,731)	(5,411)
Taxpayer-supported debt increased by:
Tangible capital asset net acquisitions	11,287	10,350
Accounts receivable, accounts payable and other working capital net changes	(486)	8,177
Self-supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	2,400	2,453
Net increases in loans, advances and investments	1,181	771
	14,382	21,751
Net increase in taxpayer-supported debt	18,351	23,687
Taxpayer-supported debt-beginning of year	99,089	75,402
Taxpayer-supported debt-end of year	117,440	99,089
Self-supported debt	37,355	34,788
Total debt[1]	154,795	133,877

Reconciliation of Total Debt to Summary Financial Statements' Debt

as at March 31, 2026

(Unaudited)

	In Millions
	2026	2025
	$	$
Total debt	154,795	133,877
Debt included as part of equity in self-supported Crown corporations and agencies	(1,795)	(1,633)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(9)	(6)
Sinking fund investments	364	562
Foreign exchange adjustments.	2,011	2,434
Summary Financial Statements' debt	155,366	135,234

Comprised of:
Taxpayer-supported debt	119,563	101,529
Self-supported debt	35,803	33,705
Summary Financial Statements' debt	155,366	135,234
_________________________

1See Summary of Provincial Debt, page 147.

PROVINCE OF BRITISH COLUMBIA	141
PUBLIC ACCOUNTS 2025/26

 Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $20,918 million compared to a budgeted increase of $22,755 million resulting in a $1,837 million decrease from the budget. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer-supported debt increased by $18,351 million compared to a budgeted increase of $19,630 million. The $1,279 million decrease from budget reflects the lower than forecasted borrowing for BC Transportation Financing Authority ($2,023 million), government capital ($1,381 million), social housing ($957 million), and other taxpayer-supported entities ($642 million) such as post-secondary institutions, school districts, and British Columbia Transit. These decreases were offset by higher than forecasted borrowing for government operating requirements ($3,724 million).

Self-supported debt increased by $2,567 million compared to a budgeted increase of $3,125 million. The $558 million decrease from budget is due to lower than forecasted borrowing for, British Columbia Hydro and Power Authority ($630 million), British Columbia Lottery Corporation ($42 million), the Insurance Corporation of British Columbia ($40 million), Columbia Basin Power Projects ($13 million), and other self-supported entities ($26 million). These decreases were partially offset by higher than forecasted borrowing for other self-supporting entities, primarily commercial subsidiaries of certain post-secondary institutions ($183 million), Columbia Power Corporation ($8 million), and the British Columbia Liquor Distribution Branch ($2 million).

Chart 3 - Change in provincial debt, comparison to budget for the year ended March 31, 2026

142	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Interprovincial Comparison of Taxpayer-supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province's taxpayer-supported debt as a percentage of their gross domestic product (GDP). The ratio of a province's taxpayer-supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province's investment quality. According to the most recent data published by Moody's Investors Service Inc., British Columbia's taxpayer-supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 - Interprovincial comparison of taxpayer-supported debt as a percentage of GDP

Percent of GDP at March 31

Source: Moody's Investors Service Inc. as at May 28, 2026

British Columbia's result as per Ministry of Finance's actuals; Moody's Investors Service Inc. result for British Columbia as at March 31, 2025 was 30.2%

PROVINCE OF BRITISH COLUMBIA	143
PUBLIC ACCOUNTS 2025/26

 Interprovincial Comparison of Taxpayer-supported Debt

Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province's taxpayer-supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer-supported debt service costs. According to the most recent data published by Moody's Investors Service Inc., British Columbia has one of the lowest taxpayer-supported debt service costs as a percentage of revenue of all provinces.

Chart 5 - Interprovincial comparison of taxpayer-supported debt service costs as a percentage of revenue

Percent of revenue at March 31

Source: Moody's Investors Service Inc. as at May 26, 2026

British Columbia's result as per Ministry of Finance's actuals; Moody's Investors Service Inc. result for British Columbia as at March 31, 2025 was

3.9%.

Moody's Investors Service Inc. definition of taxpayer-supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer-supported debt. The definition used by Moody's is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody's debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province's relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province's debt position. The website is available online at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

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Independent Auditor's Report

To the Minister of Finance, Province of British Columbia

Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia ("government"), which comprise the summary of provincial debt as at March 31, 2026, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, the summary of provincial debt as at March 31, 2026, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Debt-Related Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of Matter - Basis of Accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements, government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2026. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other Accompanying Information

Government is responsible for the other information in the annual Public Accounts. My opinion on the debt-related statements does not cover other information in the Public Accounts that accompanies the debt-related statements and, except for my independent auditor's report on the consolidated Summary Financial Statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor's report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor's report. Other than the material misstatements described in the Other Accompanying Information section of my independent auditor's report on the consolidated Summary Financial Statements, I have nothing to report in this regard.

Minister of Finance	Independent Auditor's Report

Government's Responsibilities for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as government determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibilities for the Audit of the Debt-Related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

• Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error; design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by government.

• Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

Bridget Parrish, CPA, CA
Auditor General of British Columbia

Victoria, British Columbia
July 30, 2026

PROVINCE OF BRITISH COLUMBIA	147
PUBLIC ACCOUNTS 2025/26

Summary of Provincial Debt1

as at March 31

			In Millions
	2026	2025	2024	2023	2022
Taxpayer-supported Debt	$	$	$	$	$
Provincial government direct operating
Provincial government operating	33,427	24,516	8,729		7,233
Capital
K-12 education[2]	13,656	12,563	11,643	10,893	11,342
Post-secondary institutions[2]	7,382	6,663	5,979	5,502	5,732
Health facilities[2]	15,107	12,559	10,109	8,286	8,223
Ministries general capital	5,980	5,552	5,084	4,549	4,087
Transportation[2]	5,309	5,330	5,391	5,391	5,401
Social housing[3]	2,825	2,386	2,024	1,648	1,424
Other[4]	628	486	352	269	278
Total capital	50,887	45,539	40,582	36,538	36,487
Total provincial government	84,314	70,055	49,311	36,538	43,720

Taxpayer-supported entities
British Columbia Pavilion Corporation	116	119	123	126	129
British Columbia Transit	170	119	109	53	56
BC Transportation Financing Authority	27,752	24,078	21,286	18,946	14,615
Health authorities and hospital societies	2,277	2,333	2,387	1,983	1,839
InBC Investment Corp	121	117	60	21	19
Post-secondary institutions	1,003	976	897	910	922
School districts	27	20	19	21	25
Social housing[3]	1,627	1,237	1,182	1,241	974
Other[4]	33	35	28	49	42
Total taxpayer-supported entities	33,126	29,034	26,091	23,350	18,621
Total taxpayer-supported debt	117,440	99,089	75,402	59,888	62,341

Self-supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	34,325	31,890	29,351	26,707	25,611
British Columbia Lottery Corporation	166	189	169	201	195
Columbia Basin Trust joint ventures	1,192	1,227	1,265	1,298	1,319
Columbia Power Corporation	257	259	266	270	266
British Columbia Liquor Distribution Branch	216	233	233	242	230
Post-secondary institutions' subsidiaries[6]	1,025	896	682	685	615
Other[7]	174	94	94	89	89
Total self-supported debt	37,355	34,788	32,060	29,492	28,325
Total provincial debt	154,795	133,877	107,462	89,380	90,666

_________________________

1Debt is after deductions of sinking funds and unamortized discounts, and excludes accrued interest.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission.

4Includes debt of other taxpayer-supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development.

5Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd, and Vancouver Island Technology Park.

7Includes Columbia Basin Trust's share of real estate investment joint ventures' debt and Insurance Corporation of British Columbia.

148	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Summary of Provincial Debt

The debt-related statements are prepared using financial information that supports the government's Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act, which requires generally accepted accounting principles for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt-related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt-related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer-supported entities, includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest, and does not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year-end. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

PROVINCE OF BRITISH COLUMBIA	149
PUBLIC ACCOUNTS 2025/26

Key Indicators of Provincial Debt

for the Fiscal Years Ended March 31

	2026		2025	2024	2023	2022
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	154.4	150.6	134.8	113.4	90.7	104.4
Taxpayer-supported	146.6	140.7	122.7	97.9	74.3	90.9

Debt per Capita ($)[1]
Total provincial	27,425	27,167	23,495	19,471	16,804	17,386
Taxpayer-supported	20,787	20,611	17,390	13,662	11,259	11,954

Debt to GDP (percent)[2]
Total provincial	35.2	34.6	31.4	26.3	23.0	26.1
Taxpayer-supported	26.7	26.3	23.2	18.5	15.4	17.9

Interest Bite (cents per dollar of revenue)[3]
Total provincial	5.2	5.1	4.6	3.8	3.2	3.3
Taxpayer-supported	4.9	4.7	4.1	3.2	2.5	2.8

Interest Costs ($ millions)
Total provincial	5,248	5,249	4,600	3,647	3,116	2,848
Taxpayer-supported	3,954	3,917	3,278	2,444	2,032	1,896

Interest Rate (percent)[4]
Taxpayer-supported	3.7	3.6	3.8	3.6	3.3	3.1

Revenue Factor for Key Indicators
($ millions)
Total provincial[5]	101,455	102,756	99,315	94,769	98,583	86,832
Taxpayer-supported[6]	80,996	83,483	80,729	77,043	80,575	68,587

150	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

 Key Indicators of Provincial Debt
for the Fiscal Years Ended March 31-Continued

	2026		2025	2024	2023	2022
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	156,632	154,795	133,877	107,462	89,380	90,666
Taxpayer-supported[7]	118,719	117,440	99,089	75,402	59,888	62,341

Provincial GDP ($ millions)[8]	445,349	446,860	426,791	408,058	389,129	347,653

Population (thousands at July 1)[9]	5,711	5,698	5,698	5,519	5,319	5,215

_________________________

1The ratio of debt to population (e.g., debt at March 31, 2026 divided by population at July 1, 2025).

2The ratio of debt outstanding at fiscal year-end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2026 divided by 2025 GDP).

3The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4Weighted average of all outstanding debt issues.

5Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

6Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

7Excludes debt of commercial Crown corporations and agencies, and funds held under the province's Warehouse Program.

8Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2025 is used for the fiscal year ended March 31, 2026). As nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 Budget and Fiscal Plan 2026/27 - 2028/29 has been used for the fiscal year ended March 31, 2026 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

9Population at July 1st within the fiscal year (e.g., population at July 1, 2025 is used for the fiscal year ended March 31, 2026). Preliminary population figures are presented as published for the year noted per the February 2026 Budget and Fiscal Plan 2026/27 - 2028/29.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2026

	2026	2026	2025
	Target[2]	Actual	Actual
Taxpayer-supported debt to GDP ratio[1]	26.7%	26.3%	23.2%
Taxpayer-supported debt service costs as a percentage of revenue	4.9%	4.7%	4.1%
_________________________

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province's credit rating.

2The target amounts are from page 158 of the Budget and Fiscal Plan 2025/26 - 2027/28.

PROVINCE OF BRITISH COLUMBIA	151
PUBLIC ACCOUNTS 2025/26

Definitions

(Unaudited)

Consolidated Revenue Fund-includes the taxpayer-supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation-the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation-the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line-by-line basis. Inter-entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government's portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line-by-line basis.

(ii) Modified Equity Consolidation-the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self-supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self-supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt-the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt-gross debt less sinking fund investments.

(iii) Provincial debt-net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit-the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit-the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit-the amount by which the total annual expenses for the operating year exceed total annual revenues (see "Surplus" definition).

Entitlement-a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets-assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise-a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

152	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Definitions-Continued

(Unaudited)

Government partnership-a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers-transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants-a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities-the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)-is made up of certain unrealized gains and losses of self-supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt-combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self-supported Crown corporations and agencies-all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government's interest in government business enterprises.

Sinking funds-a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts-the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus-meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see "Deficit" definition).

PROVINCE OF BRITISH COLUMBIA	153
PUBLIC ACCOUNTS 2025/26

Definitions-Continued

(Unaudited)

Taxpayer-supported Crown corporations and agencies and SUCH sector entities-all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self-supported. This also includes the government's interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)-a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

154	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2025/26

Acronyms
(Unaudited)

BTAA	Budget Transparency and Accountability Act

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

SUCH	School districts, universities, colleges, institutes and health organizations

PROVINCE OF BRITISH COLUMBIA	155
PUBLIC ACCOUNTS 2025/26